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                                                                     EXHIBIT 2.3

                             UNIT PURCHASE AGREEMENT

     This Unit Purchase Agreement (this "AGREEMENT") is made as of May 10, 2005, by and between SOURCE INTERLINK COMPANIES, INC., a Delaware corporation ("BUYER"), and CHAS. LEVY COMPANY LLC, a Delaware limited liability company ("SELLER").

                                    RECITALS

     Seller is the sole member of CHAS. LEVY CIRCULATING CO. LLC, a Delaware limited liability company (the "COMPANY"). Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding membership interests (the "SECURITIES") of the Company for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

     The parties, intending to be legally bound, agree as follows:

     1.   DEFINITIONS

          For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     ACCOUNTS RECEIVABLE - as defined in Section 3.12.

     ADJUSTED CLOSING NET WORTH - subject to Section 2.9, the Closing Net Worth as shown on the Closing Balance Sheet, as adjusted upward or downward during the Survival Period to reflect (a) the actual returns of Product distributed by the Company as of the close of business on May 8, 2005 which Product is either returnable as of the Closing Date or will be returnable at a time after the Closing Date, in each case to the extent that the reduction in gross margin attributable to such returns exceeds the reserve for such returns reflected on the Closing Balance Sheet, (b) the actual amounts paid to National Distributors to resolve any material unreconciled balances with such National Distributors with respect to Product purchased by the Company prior to the Closing Date to the extent such amounts differ from the reserves for disputed amounts reflected on the Closing Balance Sheet, (c) any amounts paid by the Company to resolve any discrepancies pertaining to any return affidavits submitted prior to the Closing Date by the Company to National Distributors and other vendors to justify and support credits taken by the Company against account balances with each such National Distributor not being accurate and complete in all material respects to the extent such amounts are not covered by clause (b) immediately above, (d) the amount, if any, by which the value of the inventory of the Company as of the close of business on May 8, 2005 (determined in accordance with the valuation methodologies as set forth in Section 3.13) differs from the value of such inventory shown on the Closing Balance Sheet, and (e) the actual assets or the actual liabilities of the Company as of the close of business on May 8, 2005 based on information obtained during the Survival Period (as opposed to any estimates or reserves reflected on the Closing Balance Sheet or omissions thereon), but in each of the cases in clauses (a) through (e) above, without taking into account (i) any decrease in Accounts Receivable or increases in the reserves for bad debt therefor to the
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extent attributable to (A) a customer ceasing to do business with the Company after the Closing Date, so long as Seller had no Knowledge prior to the Closing Date that such customer intended to cease doing business with the Company after the Closing Date, or (B) the commencement of a proceeding in bankruptcy more than 90 days following the Closing Date with respect to a customer, or (ii) any increases in liabilities or decreases in assets for which any amount is paid or payable to Buyer by Seller pursuant to Section 5.2 or 5.3 (or would be payable pursuant to such Sections but for the limitations on indemnity contained in Sections 5.6, 5.8 and 5.9).

     ADJUSTMENT AMOUNT - as defined in Section 2.5.

     ADJUSTMENT DATE - as defined in Section 6.8(e).

     AFFILIATE - with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

     APPLICABLE CONTRACT - any Contract to which (a) the Company is a party or is otherwise obligated, or (b) any of the assets owned by the Company are subject.

     APPLICABLE W/C CLAIM - any claim under any worker's compensation policies which covered the Company or its business prior to the Closing Date for an act, omission or occurrence that occurred prior to the Closing which is (a) asserted prior to the Closing Date, or (b) for an accident (defined as a single event that is the sole cause of the claimed injury) that occurred prior to the Closing Date, asserted within 30 days following the Closing Date (but not including claims asserted after the Closing Date by employees who have been terminated or notified that they will be terminated or who were employed at locations closed by Buyer or the Company within three months following the Closing Date), but in each case only to the extent that Carol Kloster is responsible for managing such claim.

     ASSETS - as defined in Section 2.8.

     BASE RATE - as defined in Section 2.5.

     BREACH - a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement, or any instrument delivered pursuant to this Agreement, will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

     BUYER - as defined in the first paragraph of this Agreement.

     BUYER INDEMNIFIED PARTIES - as defined in Section 5.2.

     BUYER'S SAVINGS PLAN - as defined in Section 6.2(b).

     CLOSING - as defined in Section 2.3.

     CLOSING BALANCE SHEET - as defined in Section 2.6(a).

     CLOSING DATE - the date and time as of which the Closing actually takes place.


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     CLOSING FINANCIAL STATEMENTS - as defined in Section 2.6(a).

     CLOSING NET WORTH - as defined in Section 2.5.

     CLOSING PAYMENT - as defined in Section 2.2.

     COMPANY - as defined in the Recitals of this Agreement.

     COMPANY GAAP - generally accepted United States accounting principles, applied on a basis consistent with the Company's past practices. By way of illustration, any accounting treatment that is not permissible under generally accepted United States accounting principles and is not identified on Exhibit
2.6 shall not be considered Company GAAP irrespective of whether or not such accounting treatment is consistent with the Company's past practices. To the extent the Company's practices in applying generally accepted accounting principles has varied in the presentation of its Historical Statements on account of the interpretation of generally accepted accounting principles, as of the date of each such Historical Statement, by the Company's independent auditors, Deloitte & Touche LLP, the Company's past practices shall mean the Company's practices as reflected in its most recent Historical Statement.

     COMPANY INDEMNIFIED PERSONS - as defined in Section 6.3.

     COMPETING BUSINESS - as defined in Section 3.29(b).

     COMPETITIVE BUSINESS - as defined in Section 6.5(a).

     CONSENT - any approval, consent, ratification, waiver, or other authorization from any Person other than a Governmental Body.

     CONTEMPLATED TRANSACTIONS - all of the transactions contemplated by this Agreement, including:

          (a)  the sale of the Securities by Seller to Buyer;

          (b)  the execution and delivery of the Transaction Documents; and

          (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.

     CONTINUED EMPLOYEES - as defined in Section 6.2(b).

     CONTRACT - any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     COPYRIGHTS - as defined in Section 3.26(a).

     DAMAGES - as defined in Section 5.2.

     DESIGNATED REPRESENTATIONS - as defined in Section 5.8(g).


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     DISCLOSURE LETTER - the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

     DISTRIBUTION AND SUPPLY AGREEMENT - as defined in Section 2.4(a)(ii).

     ENCUMBRANCE - any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     ENTERPRISE - as defined in Section 6.5(a).

     ENVIRONMENT - soil, land surface or subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwaters, ambient air (including indoor air) and plant and animal life.

     ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES - any cost, damages, expense, liability or legal obligation arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to :

          (a) fines, penalties, judgments, awards, settlements, orders, legal or administrative proceedings, notices, requests for information, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (b) responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("CLEANUP") required by applicable Environmental Law or Occupational Safety and Health Law, to the extent such Cleanup has been required or requested, or such responsibility has been noticed or inquired into, by any Governmental Body or third party, and for any natural resource damages;

          (c) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law; or

          (d) the presence of contamination on, under or above, or that has migrated onto any property adjacent to, any property currently or formerly owned by Seller or the Company.

     The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

     ENVIRONMENTAL LAW - any Legal Requirement that relates to (i) pollution, contamination, Cleanup or protection of the Environment; (ii) the manufacture, process, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or (iii) any release, discharge, disposal or threatened release of Hazardous Materials.


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     ERISA - the Employee Retirement Income Security Act of 1974 or any
successor law, and regulations and rules issued pursuant to that Act or any successor law.

     EXISTING EMPLOYEES - as defined in Section 2.4(d).

     FACILITIES - any real property leaseholds, or other real property interests currently or formerly owned or operated by the Company and any buildings, plants or structures currently or formerly owned or operated by the Company.

     FIFTY PERCENT CAP - as defined in Section 5.8(b).

     FIFTY PERCENT REPRESENTATIONS - as defined in Section 5.8(e).

     FINANCIAL STATEMENTS - as defined in Section 3.4.

     GOVERNMENTAL AUTHORIZATION - any approval, consent, license, permit, registration, waiver, or other authorization issued, granted, given, or otherwise required by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     GOVERNMENTAL BODY - any:

          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d) multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     HAZARDOUS ACTIVITY - the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, under or from the Facilities.

     HAZARDOUS MATERIALS - any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     HISTORICAL STATEMENTS - as defined in Section 3.4.

     HUNDRED PERCENT REPRESENTATIONS - as defined in Section 5.8(f).


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     INCOME TAX -- (i) federal, state, local or foreign income taxes or other taxes measured by income, together with any interest, penalties or additions to tax imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Income Taxes described in clause (i) above.

     INCOME TAX RETURN - any return, declaration, report, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     INDEPENDENT ACCOUNTANTS - as defined in Section 2.6(c).

     INTELLECTUAL PROPERTY ASSETS - as defined in Section 3.26.

     INTERCOMPANY DEBT - as defined in Section 2.4(e).

     INTERIM BALANCE SHEET - as defined in Section 3.4.

     INTERIM STATEMENTS - as defined in Section 3.4.

     IRC - the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     IRS - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     KNOWLEDGE - Seller will be deemed to have "Knowledge" of a particular fact or other matter if any of the Persons listed on Exhibit 1-1 is actually aware (as opposed to any imputed knowledge) of such fact or other matter. Buyer will be deemed to have "Knowledge" of a particular fact or matter if any of the Persons listed on Exhibit 1-2 is actually aware (as opposed to any imputed knowledge) of such fact or matter:

     LEASES - as defined in Section 2.4(a)(iv).

     LEGAL REQUIREMENT - any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, guidance, statute, or treaty.

     LHE - as defined in Section 2.4(a)(ii).

     LICENSE AGREEMENT - as defined in Section 2.4(a)(v).

     LONG-TERM INCENTIVE PROGRAM - The Chas. Levy Long-Term Incentive Plan, effective April 1, 1995, as described in the Plan Booklet dated July 1995.

     LUN - Levy United News, LLC, a Delaware limited liability company.

     MARKS - as defined in Section 3.26(a).


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     MATERIAL ADVERSE EFFECT - any material adverse change in the business, operations, properties, assets, or condition of the Company, taken as a whole, other than (a) general economic conditions, (b) conditions which affect the magazine distribution industry generally (and are not specific to the Company),
(c) the announcement or consummation of the Contemplated Transactions, and (d) the commencement of a proceeding in bankruptcy with respect to a Material Customer.

     MATERIAL APPLICABLE CONTRACT - any Applicable Contract listed or required to be listed on Schedule 3.21(a) of the Disclosure Letter, including any Applicable Contract which would have been required to be listed on Schedule 3.21(a) of the Disclosure Letter but for the fact that it is listed on another Schedule of the Disclosure Letter.

     MATERIAL CUSTOMER - any of the twenty largest customers of Company listed on Schedule 3.21(a) of the Disclosure Letter.

     NATIONAL DISTRIBUTORS - Time Warner Retail Sales and Marketing, Inc., Curtis Circulation Company, COMAG Marketing Group, LLC and Kable Distribution Services, Inc.

     NET WORTH - at any time, (a) the total assets of the Company which would be shown as assets on a balance sheet of the Company as of such time, minus (b) the total liabilities of the Company which would be shown as liabilities on a balance sheet of the Company as of such time, in each case determined first in a manner consistent with the methodology set forth on Exhibit 2.6 and second in accordance with Company GAAP (it being acknowledged that, where alternatives or conflicts exist, Net Worth shall be determined first in a manner consistent with the methodology set forth on Exhibit 2.6, and second in accordance with Company
GAAP).

     NET WORTH CALCULATION - as defined in Section 2.6(a).

     NET WORTH GAP - as defined in Section 5.6.

     OCCUPATIONAL SAFETY AND HEALTH LAW - any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     ORDER - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     ORGANIZATIONAL DOCUMENTS - (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and the operating agreement or like agreement of a limited liability company, (c) the partnership agreement and any statement of partnership of a general partnership;
(d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.


                                       -7-
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     PATENTS - as defined in Section 3.26(a).

     PERSON - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     PLAN - as defined in Section 3.17.

     POST-CLOSING TAX PERIOD(S) - any taxable periods beginning after the Closing Date.

     PRE-CLOSING TAX PERIOD(S) - any taxable period ending on or before the Closing Date.

     PROCEEDING - any action, arbitration, audit, hearing, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before any Governmental Body or arbitrator.

     PRODUCTS - the magazines, periodicals and similar products (including all issues and editions thereof) distributed by the Company in the ordinary course of business, consistent with past practice.

     PROPRIETARY RIGHTS AGREEMENT - as defined in Section 3.24(b).

     PURCHASE PRICE - as defined in Section 2.2.

     RELATED PERSON - with respect to a particular individual:

          (a) each other member of such individual's Family;

          (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

          (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

          (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

          (b) any Person that holds a Material Interest in such specified
     Person;

          (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);


                                       -8-
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          (d) any Person in which such specified Person holds a Material
     Interest;

          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

          (f) any Related Person of any individual described in clause (b) or
     (c).

For purposes of this definition, (a) the "FAMILY" of an individual includes (i) the individual, (ii) the individual's spouse or domestic partner, and (iii) any other natural person who is a parent or child of the individual or the individual's spouse, and (b) "MATERIAL INTEREST" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

     RELEASE - any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment.

     REPRESENTATIVE - with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     RESTRICTION PERIOD - as defined in Section 6.5(a).

     RELEASED PARTY - as defined in Section 9.1.

     RELEASOR - as defined in Section 9.1.

     RIGHTS IN MASK WORKS - as defined in Section 3.26(a).

     SECURITIES - as defined in the Recitals of this Agreement.

     SECURITIES ACT - the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     SELLER - as defined in the first paragraph of this Agreement.

     SELLER INDEMNIFIED PARTIES - as defined in Section 5.4.

     SELLER PARTIES - as defined in Section 3.15.

     SELLER'S SAVINGS PLAN - as defined in Section 6.2(b).

     SEVERANCE AGREEMENT - as defined in Section 2.4(d).

     STRADDLE PERIOD(S) - all taxable periods or portions thereof beginning before and ending after the Closing Date.


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     SUBSIDIARY - with respect to any Person (the "OWNER"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

     SURVIVAL PERIOD - as defined in Section 5.5.

     TAXES - (a) any and all Income Taxes and all other taxes, including, without limitation, income, gross receipts, excise, tariff, value-added, net worth, duties, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, (regardless of whether they are computed on a separate, consolidated, unitary, combined or any other basis) together with all interest, penalties, deficiencies and additions imposed with respect to such amounts, (b) any liability for the payment of any amount described in section (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and (c) any obligations under any agreements or arrangements with any other Person with respect to amounts described in sections (a) and (b) of this definition (including any liability for such amounts of a predecessor entity).

     TAX RETURN - any return (including any information return), report, declaration, document, filing, statement, schedule, notice, form, or other document or information (whether consolidated, combined or otherwise) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     TEN PERCENT CAP - as defined in Section 5.8(a).

     THREAT OF RELEASE - a substantial likelihood of a Release that may require action under Environmental Law in order to prevent or mitigate damage to the Environment that may result from such Release.

     THREATENED - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     TRADE SECRETS - as defined in Section 3.26(a).

     TRANSACTION DOCUMENTS - the agreements, documents and instruments identified in Section 2.4.

     TRANSITION SERVICES AGREEMENT - as defined in Section 2.4(a)(iii).


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     TW - as defined in Section 2.9.

     TW OBLIGATIONS - as defined in Section 2.9.

     UNUSED BASKET - an amount equal to (a) the Net Worth Gap, plus (b) any reserves for the retrospective premium adjustments and claims for benefits referred to in Section 5.4(d) to the extent reflected on the Closing Balance Sheet, minus (c) the sum of (i) the aggregate amount of Damages which the Buyer Indemnified Parties are entitled to receive under Sections 5.2 and 5.3 but are not being, and have not been, paid solely because of Section 5.6, plus (ii) the aggregate amount previously paid by Buyer pursuant to Section 5.4(d).

2. SALE AND TRANSFER OF SECURITIES; CLOSING

     2.1. Securities.

     Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Securities to Buyer, and Buyer will purchase the Securities from Seller.

     2.2. Purchase Price.

     The purchase price for the Securities will be $29,808,824.29, as reduced by the Adjustment Amount, if any (such amount, as it may be reduced, being called the "PURCHASE PRICE"). Buyer shall pay Seller $29,808,824.29 at the Closing by wire transfer of immediately available funds (the "CLOSING PAYMENT"). The Adjustment Amount, if any, shall be paid to Buyer in accordance with Section 2.5.

     2.3. Closing.

     The parties intend that the purchase and sale provided for in this Agreement (the "CLOSING") will take place simultaneously with the execution and delivery of this Agreement at the offices of Buyer at 27500 Riverview Center Boulevard, Suite 400, Bonita Springs, FL 34134, on the date hereof. Accordingly, all references herein to the Closing shall mean and include the closing of the Contemplated Transactions on the date hereof. The Closing shall be effective as of the open of business on the Closing Date.

     2.4. Closing Deliveries.

     At the Closing:

          (a) Seller will deliver to Buyer:

               (i) instruments of transfer, duly signed by Seller, conveying the Securities to Buyer;

               (ii) a Distribution and Supply Agreement in the form of Exhibit 2.4(a)(ii) (the "DISTRIBUTION AND SUPPLY AGREEMENT"), duly executed by Levy Home Entertainment, LLC, a Delaware limited liability company ("LHE");


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
               (iii) a Transition Services Agreement in the form of Exhibit 2.4(a)(iii) (the "TRANSITION SERVICES AGREEMENT"), duly executed by Seller;

               (iv) Leases in the forms of Exhibits 2.4(a)(iv) (the "LEASES"), duly executed by, as applicable, Seller or a Subsidiary of Seller; and

               (v) a License Agreement in the form of Exhibit 2.4(a)(v) (the "LICENSE AGREEMENT"), duly executed by Seller.

          (b) Buyer will deliver to Seller:

               (i) the Closing Payment by wire transfer to an account specified by Seller;

               (ii) the Distribution and Supply Agreement, duly executed by Buyer;

               (iii) the Transition Services Agreement, duly executed by the Company and guaranteed by Buyer;

               (iv) the Leases, duly executed by the Company and guaranteed by Buyer; and

               (v) the License Agreement, duly executed by the Company and guaranteed by Buyer.

          (c) The Company and each of Scott Levy, Thomas Levy and James Levy shall enter into Employment (or, in the case of James Levy, Consulting) Agreements, and Carol Kloster and Buyer shall enter into an Employment Agreement, in each case in the forms of Exhibits 2.4(c)-1, 2.4(c)-2, 2.4(c)-3 and 2.4(c)-4, respectively, it being agreed that the obligations of the Company pursuant to each such Employment Agreement (or Consulting Agreement) shall be guaranteed by Buyer.

          (d) No later than thirty (30) days following the Closing Date, Buyer shall cause the Company to make an offer of employment to each of the individuals identified on Schedule 2.4(d) (the "EXISTING EMPLOYEES") for a period of two years with (i) positions, salaries and bonus opportunities substantially similar to the positions, salaries and bonus opportunities applicable to each Existing Employee immediately prior to the Closing, (ii) an annual cost of living salary adjustment, (iii) fringe benefits substantially similar to those offered by Buyer to those of its employees holding similar positions, and (iv) severance benefits equal to one year salary and the payment of one year of COBRA premiums payable in the event the Existing Employee is terminated or his or her employment is not renewed at the end of its term for reasons other than voluntary resignation, cause, death or disability or in the event any such Existing Employee resigns following a relocation of his or her place of employment without his or her consent to a location more than fifty miles from his or her current place of employment. It will be a condition to the Company's obligation to provide such severance to any Existing Employee that such Existing Employee execute and deliver a severance agreement in the form of Exhibit 2.4(d)-1 (a "SEVERANCE AGREEMENT"). Buyer shall cause the Company to execute and deliver a Severance Agreement to each Existing Employee who accepts the offer made by the Company within the time period first set forth above and executes and delivers to the Company such a Severance Agreement. Each Severance Agreement shall be guaranteed by Buyer. Alternatively, in lieu of making such offer to any specific Existing Employee, Buyer may in its sole discretion elect to pay to such Existing Employee one and one-half years salary, at the rate in effect immediately prior to the Closing, in a lump sum and one and one-half years of COBRA premiums when such premiums are due and payable. In the case of any election by Buyer to pursue such payment alternative, it will be a condition to Buyer's obligation to make such lump sum payment and to pay such premiums to any such Existing Employee that such Existing Employee execute and deliver a Separation Agreement in substantially the form of
     Exhibit 2.4(d)-2 hereto (a "SEPARATION AGREEMENT").

          (e) Concurrently with the Closing, Buyer shall make a capital contribution to the Company in an amount equal to the Company's outstanding repayment obligations to Seller as of the date hereof as reflected on the books of Seller and the Company pursuant to that certain Loan Agreement, dated as of June 30, 2004, between Seller and the Company (the "INTERCOMPANY DEBT"), which amount shall be certified by an executive officer of Seller at the Closing. The Company shall repay the Intercompany Debt concurrently with the Closing, and Seller shall provide a written satisfaction and release of the Company and its assets therefrom in a form acceptable to Buyer and its counsel.

     2.5. Adjustment Amount and Payment.

     The "ADJUSTMENT AMOUNT" shall be the amount, if any, by which, subject to
Section 2.9, the Net Worth as of the close of business on May 8, 2005 (the "CLOSING NET WORTH") is more negative than negative $50.154 million, as shown on the Closing Balance Sheet prepared in accordance with Section 2.6. In the event the Closing Net Worth is equal to or less negative than negative $50.154 million, the Adjustment Amount shall be zero. The Adjustment Amount shall be paid by Seller to Buyer by wire transfer within three (3) business days after the Closing Balance Sheet becomes binding on the parties pursuant to Section
2.6. Any payment made pursuant to this Section 2.5 shall be made together with interest at an annual rate equal to the Base Rate, accruing from the Closing through the date payment is made, such interest to fluctuate with any announced change in the Base Rate. As used herein, the term "BASE RATE" means the rate of interest announced from time to time within Wells Fargo Bank at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates).

     2.6. Adjustment Procedure.

          (a) Seller shall, with the cooperation of Buyer and the Company, prepare a balance sheet of the Acquired Company as of the close of business on May 8, 2005 (the "CLOSING BALANCE SHEET"), together with the related statement of income or loss for the period from the date of the Interim Balance Sheet through the close of business on May 8, 2005 (collectively with the Closing Balance Sheet, the "CLOSING FINANCIAL STATEMENTS"), it being understood that the Closing Financial Statements shall not reflect any payments made or to be made or liabilities that arise on account of or related to the consummation of the Contemplated Transactions, such as the execution and delivery of the Transaction Documents, the capital contribution and corresponding payment of the Intercompany Debt pursuant to Section 2.4(e) and the obligation to pay any severance to any employees of the Company who Buyer elects not to have the continue as employees of the Company following the Closing. The Closing Financial Statements shall be prepared first in a manner consistent with the methodology set forth on Exhibit 2.6, and second in accordance with Company GAAP (it being acknowledged that, where alternatives or conflicts exist, the Closing Financial Statements shall be prepared first in a manner consistent with the methodology set forth on
     Exhibit 2.6, and second in accordance with Company GAAP). The Closing Financial Statements shall include all year-end adjustments that would be included and made if the Closing Financial Statements had been prepared at a fiscal year end. Seller shall deliver the Closing Financial Statements, together with Seller's written calculation of the Closing Net Worth (the "NET WORTH CALCULATION"), to Buyer within ninety (90) days following the Closing Date.

          (b) If within thirty (30) days following delivery of the Closing Financial Statements and the Net Worth Calculation Buyer has not given Seller written notice of its objection as to any amounts set forth on the Closing Balance Sheet or the calculations set forth in the Net Worth Calculation (which notice shall state the basis of Buyer's objection), then the Closing Balance Sheet and the Net Worth Calculation as prepared by Seller shall be final, binding and conclusive on the parties and used to compute the Adjustment Amount. Seller shall retain, and cause its accountants and other agents to retain, all such work papers and other documentation and information for a period of at least two (2) years from the date the same is created.

          (c) If Buyer duly gives Seller such notice of objection, and if Buyer and Seller fail to resolve the issues outstanding with respect to the Closing Balance Sheet and/or the Net Worth Calculation within thirty (30) days of Seller's receipt of Buyer's objection notice, either Buyer or Seller may elect to submit the issues remaining in dispute to Grant Thornton LLP, independent public accountants, or if that firm declines such engagement, another independent certified public accounting firm mutually agreed to by the parties, in each case utilizing partners that have not represented and have no relationship with either party (the "INDEPENDENT ACCOUNTANTS"), for resolution applying the principles, policies and practices set forth in Section 2.6(a). If issues are submitted to the Independent Accountants for resolution, then:

               (i) Buyer and Seller shall execute any agreements required by the Independent Accountants to accept their engagement pursuant to this
          Section 2.6(c);

               (ii) Buyer and Seller shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its accountants or other agents, and shall be afforded the opportunity to present to the Independent Accountants, with a copy to the other party, any written material relating to the disputed issues;

               (iii) the determination by the Independent Accountants, as set forth in a written notice to be delivered by the Independent Accountants to both Buyer and Seller, shall be final, binding and conclusive on the parties and shall be used by Buyer to prepare the final Closing Balance Sheet and the Net Worth Calculation, which shall become binding on the parties as of the date of the determination notice sent by the Independent Accountants; and

               (iv) Buyer and Seller shall each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination; provided, however, that the engagement agreements referred to in subpart (i) above may require the parties to be bound jointly and severally to the Independent Accountants for those fees and costs, and in the event Buyer or Seller pays to the Independent Accountants any amount in excess of 50% of the fees and costs of their engagement, the other party agrees to reimburse the other, as applicable, to the extent required to equalize the payments made by Buyer and Seller with respect to the fees and costs of the Independent Accountants.

     2.7. Cooperation and Access.

     For purposes of any calculations to be made or statements to be prepared pursuant to this Agreement, any objections to such calculations or statements, the evaluation of any claims for indemnity made pursuant to Article 5 or any audits of the financial statements of the Company, each party shall cooperate with and make available to the other party and its Representatives, without charge, all information, records, data and working papers, and will permit access to its facilities and the right to utilize its personnel, as may be reasonably required in connection with the making of such calculations, preparation and analysis of such statements, evaluation of claims for indemnity, the resolution of any disputes thereunder and any such audits. Without limiting the foregoing, (a) Buyer agrees that, for the purposes described above, Seller, promptly following its request therefor, shall, at no cost to Seller, have reasonable access to and the right to utilize the Company's officers, financial personnel, accountants and such work papers and other documents and information as reasonably requested, and (b) Seller agrees that, for the purposes described above, Buyer, promptly following its request therefor, shall, at no cost to Buyer, have reasonable access to and the right to utilize Seller's officers, financial personnel, accountants and such work papers and other documents and information as reasonably requested.

     2.8. Allocation.

     Buyer and Seller agree that the Purchase Price shall be allocated among the assets (the "ASSETS") of the Company as set forth in Exhibit 2.8. The parties shall file an IRS Form 8594 with the IRS reflecting such allocation in accordance with IRC Section 1060. Each of the parties hereto agrees to report the transactions described herein consistently with such allocation for all Tax purposes. Each of the parties shall utilize such allocations for all Tax reporting purposes and shall defend any examination or audit relating thereto in a manner consistent with such allocation. Each party shall update such allocation to reflect any post-Closing adjustments to the Purchase Price.

     2.9. Time Warner Debt.

     The parties agree that any adverse balance sheet impact of any settlement or agreement between the Company, Buyer or any of their respective affiliates and Time Warner, Inc. or its affiliates (collectively and individually "TW") relating to or affecting the long term debt owed to TW by the Company or LHE, or the prepaid interest paid by either the Company or LHE to TW (collectively, the "TW OBLIGATIONS"), on account of such settlement or agreement (meaning any increase in liabilities owed to TW or decrease in any asset reflecting prepaid interest on account of such debt) shall not be reflected on the Closing Balance Sheet or taken into account in the preparation or calculation of the Adjustment Amount, the Net Worth Calculation, Adjusted Closing Net Worth or the Net Worth Gap. Buyer shall not, and shall cause the Company not to, settle or compromise any such long term debt or prepaid interest without the prior approval of LHE.

     3. REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as set forth in this Agreement, in the Disclosure Letter or in the column entitled "Disclosure Letter Items" on Exhibit 2.6, Seller represents and warrants to Buyer as follows as of the effective time of the Closing. The following representations and warranties are qualified by the information set forth in this Agreement to the extent it is sufficiently clear from such information that it qualifies the particular representation and warranty. Information in each Schedule of the Disclosure Letter and in the column entitled "Disclosure Letter Items" on Exhibit 2.6 qualifies the representations and warranties to which the Schedule or such entry on Exhibit 2.6 relates (or makes cross-reference), as well as other representations and warranties in this Agreement to the extent it is sufficiently clear from such information that it qualifies such other representations and warranties. Certain information reflected in the Disclosure Letter or in the column entitled "Disclosure Letter Items" on Exhibit 2.6 may not be matters required by this Agreement to be disclosed and such disclosure does not imply that such information is material (or set any standard of materiality) or that such information is responsive to the representations or warranties.

     3.1. Organization and Good Standing.

          (a) Schedule 3.1 of the Disclosure Letter contains a complete and accurate list for the Company of its jurisdiction of formation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each equity holder and the number of securities held by each). The Company is a business entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign business entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

          (b) Seller has delivered, or has caused to be delivered, to Buyer copies of the Organizational Documents of the Company, as currently in effect.

     3.2. Authority; No Conflict.

          (a) This Agreement and the Contemplated Transactions have been duly authorized by Seller, including all necessary actions of Seller's managers and members. Assuming the due execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies. Upon the execution and delivery by Seller of the Transaction Documents to which Seller is a party, and assuming the due execution and delivery of such Transaction Documents by the other parties thereto, such Transaction Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Transaction Documents to which it will be a party and to perform its obligations under this Agreement and the Transaction Documents to which it will be a party.

          (b) Except as set forth in Schedule 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the members or managers of the Company; or

               (ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company.

          (c) Except as set forth in Schedule 3.2(c) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of the transaction described in clause (a) of the definition of Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation of, any Legal Requirement or any Order to which the Company, Seller or any of their respective Affiliates is a party, or to which any of the assets owned or used by the Company is subject.

     3.3. Capitalization.

          (a) Seller is the record and beneficial owner and holder of all the issued and outstanding limited liability company membership interests of the Company, which constitute the Securities, free and clear of all Encumbrances other than restrictions on disposition contained in any applicable federal or state securities laws. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement.

          (b) The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

     3.4. Financial Statements.

     Seller has delivered to Buyer: (a) audited combined balance sheets of the Company and LUN as at September 30 in each of the years 2002 through 2004, and the related audited combined statements of income, changes in members' deficiency, and cash flow for each of the fiscal years then ended, including in each case the notes thereto (collectively, the "HISTORICAL STATEMENTS"), together with the report thereon of Deloitte & Touche LLP, independent certified public accountants, and (b) an unaudited balance sheet of the Company as at February 19, 2005 (the "INTERIM BALANCE SHEET") and the related unaudited statement of income for the period from October 1, 2004 through February 19, 2005 (collectively with the Interim Balance Sheet, the "INTERIM STATEMENTS"). The Historical Statements, together with the notes thereto, and the Interim Statements (collectively, the "FINANCIAL STATEMENTS") fairly present, in all material respects, the financial condition and the results of operations, changes in members' deficiency, and cash flow of the Company (in the case of the Historical Statements, on a combined basis with LUN) as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with (i) in the case of the Historical Statements, Company GAAP, and
(ii) in the case of the Interim Statements, first, the methodology set forth on
Exhibit 2.6 and second, Company GAAP (it being acknowledged that, where alternatives or conflicts exist, the Interim Statements were prepared first in a manner consistent with the methodology set forth on Exhibit 2.6, and second in accordance with Company GAAP), subject, in the case of the Interim Statements, to normal recurring quarter-end and year-end adjustments, the absence of notes (that, if presented, would not differ materially in methodology from that applied in developing those included in the balance sheets referred to in clause
(a) above); and, except as set forth in Schedule 3.4 of the Disclosure Letter, the Historical Financial Statements reflect the consistent application of such accounting principles throughout the periods involved.

     3.5. Books and Records.

     The books of account, minute books and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in the ordinary course of business. The minute books of the Company contain accurate and complete records of all meetings, if any, held of, and written consents executed in lieu of meetings of, the members and managers of the Company. At the Closing, all of those books and records will be in the possession of the Company.

     3.6. Title to Properties; Encumbrances.

          (a) The Company does not own any real property. Schedule 3.6(a) of the Disclosure Letter contains a complete and accurate list of all leaseholds or other interests in real property owned by the Company.

          (b) At or prior to the Closing, Seller shall provide to Buyer a complete and accurate written list of the Company's material tangible properties and assets (the "FIXED ASSET LIST"). Except as set forth on
     Schedule 3.6(b) of the Disclosure Letter, the Company owns (i) all of the tangible properties and assets reflected on the Fixed Asset List other than tangible property sold, disposed of or consumed since the date of the Fixed Asset List, in the ordinary course of business, consistent with past practice), and (ii) all of the tangible properties and assets purchased or otherwise acquired by the Company since the date of the Fixed Asset List (except for tangible property acquired and sold, disposed of or consumed since the date of the Fixed Asset List in the ordinary course of business, consistent with past practice), which subsequently purchased or acquired tangible properties and assets (other than inventory, supplies, disposables, consumables and other properties and assets purchased or otherwise acquired in the ordinary course of business) are listed in
     Schedule 3.6(b) of the Disclosure Letter. All properties and assets reflected in the Fixed Asset List or in Schedule 3.6(b) are free and clear of all Encumbrances other than, with respect to all such properties and assets, (A) security interests shown on the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (B) security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (C) statutory liens for current taxes or assessments not yet due or payable, (D) Encumbrances in favor of lessors of capital equipment, (E) mechanic's liens or other Encumbrances arising in the ordinary course of business which are immaterial to the value, financial condition or operations of the Company, and (F) Encumbrances identified on Schedule 3.6(b) of the Disclosure Letter.

     3.7. Adequacy of Reserve for Returns.

     The reserve for returns of Product distributed by the Company prior to the Closing Date will be reflected on the Closing Balance Sheet and shall be materially adequate to account for the actual returns of such Product which is either returnable as of the Closing Date or will be returnable at a time following the Closing Date, in each case other than any abnormal returns attributable to the occurrence of either of the following: (a) a customer ceasing to doing business with the Company after the Closing Date so long as Seller had no Knowledge prior to the Closing Date that such customer intended to cease doing business with the Company after the Closing Date, or (b) the commencement of a proceeding in bankruptcy more than 45 days following the Closing Date with respect to a customer.

     3.8. Account Reconciliations.

          (a) As of March 31, 2005, there are no material unreconciled balances with National Distributors for Product purchased by the Company except to the extent of disputed amounts reserved on the Closing Balance Sheet or disclosed in Schedule 3.8(a) of the Disclosure Letter.

          (b) As of March 31, 2005, there are no material unreconciled balances with vendors (other than National Distributors) for Product purchased from them by the Company except to the extent of amounts reserved on the Closing Balance Sheet or disclosed in Schedule 3.8(b) of the Disclosure Letter.

          (c) As of April 23, 2005, there will be no material unreconciled balances on any Accounts Receivable, that were, on such date, more than 120 days old, with any customers of the Company for Product sold to them by the Company except to the extent of amounts reserved on the Closing Balance Sheet or disclosed in Schedule 3.8(c) of the Disclosure Letter.

     3.9. Return Affidavits.

     All return affidavits submitted prior to the Closing Date by the Company to National Distributors and other vendors to justify and support credits taken by the Company against account balances with each such National Distributor and vendor are accurate and complete in all material respects.

     3.10. Certain Financial Terms.

          (a) Schedule 3.10(a) of the Disclosure Letter sets forth the material financial terms on which the Company has done business, as of March 31, 2005, with National Distributors.

          (b) Schedule 3.10(b) of the Disclosure Letter sets forth the material financial terms on which the Company has done business, as of March 31, 2005, with the following five Material Customers: Wal-Mart, Target, Host, HDS and Wawa.

     3.11. Condition and Sufficiency of Assets.

     The equipment of the Company is sufficient for the operation of the business of the Company as it is currently conducted, it being acknowledged that, except as provided in the next sentence, Seller makes no representations or warranties regarding the condition of such equipment. The Company's distribution centers were operating in the ordinary course of business as of the last date prior to the Closing Date that such distribution centers conducted operations.

     3.12. Accounts Receivable and Payable.

          (a) All accounts receivable of the Company that will be reflected on the Closing Balance Sheet (collectively, the "ACCOUNTS RECEIVABLE") will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Subject to the reserves shown on the Closing Balance Sheet (which reserves, based on information known at Closing, will be adequate and calculated consistent with past practice), each of the Accounts Receivable will be collected, in cash or by credit (including as provided in Section 6.8), during the Survival Period except for (i) Accounts Receivable of a customer that following the Closing Date ceases doing business with the Company, so long as Seller had no Knowledge prior to the Closing Date that such customer intended to cease doing business with the Company after the Closing Date,
     (ii) Accounts Receivable payable by a customer that is the subject of a bankruptcy proceeding commenced more than 90 days following the Closing Date, and (iii) Accounts Receivable from customers who are serviced by the Company through the Company's scan based trading system to the extent that such Accounts Receivable represent shrink (as that term is used in Exhibit 2.6). There will be no contest, claim, or right of set-off, other than returns, shortages and other claims made in the ordinary course of business, under any Applicable Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable, except to the extent of the reserves shown on the Closing Balance Sheet or as disclosed in Schedule 3.12(a) of the Disclosure Letter. Schedule 3.12(a) of the Disclosure Letter contains a complete and accurate list, in all material respects, of all Accounts Receivable as of April 23, 2005, which list sets forth the aging of such Accounts Receivable.

          (b) Schedule 3.12(b) of the Disclosure Letter sets forth a correct and complete list of all outstanding trade accounts payable of the Company as of March 31, 2005, other than individual accounts payable of not more than $100,000. Schedule 3.12(b) also identifies all trade payables of the Company the payment of which is overdue (based on a due date consistent with the Company's past practice for that creditor) by more than 120 days as of March 31, 2005, and all trade payables of the Company as to which, to Seller's Knowledge, the applicable trade creditor has taken collection action at any time since October 31, 2004.

          (c) Schedule 3.12(c) of the Disclosure Letter sets forth a correct and complete list of all material outstanding non-trade accounts payable of the Company as of April 23, 2005. Schedule 3.12(c) also identifies all non-trade accounts payable of the Company the payment of which is overdue (based on a due date consistent with the Company's past practice for that creditor) by more than 120 days as of March 31, 2005, and all non-trade payables of the Company as to which, to Seller's Knowledge, the applicable non-trade creditor has taken collection action at any time since October 31, 2004.

     3.13. Inventory.

          (a) The value of all inventory (other than consigned inventory) of the Company as of the Closing (determined in accordance with the valuation methodologies described in Section 3.13(b)) will not be more than $1 million less than the value of such inventory shown on the Closing Balance Sheet.

          (b) All inventory of the Company reflected in the Closing Balance Sheet will consist of a quality and quantity usable and salable or returnable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which will be written off or written down to net realizable value in the Closing Balance Sheet. All such inventories not written off which is not returnable will be priced at the lower of cost or net realizable value on a first in, first out basis.

     3.14. No Undisclosed Liabilities.

     Except as set forth on Schedule 3.14 of the Disclosure Letter, the Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (a) liabilities or obligations (i) which will be reflected or reserved against in the Closing Balance Sheet, or (ii) set forth in the notes to the Historical Statements as at September 30, 2004, (b) liabilities under the executory portion of Applicable Contracts, (c) liabilities disclosed, or not required to be disclosed, in this Agreement or the Disclosure Letter, (d) liabilities resulting from the consummation of the Contemplated Transactions, and (e) liabilities which are not required under the methodology set forth in Exhibit 2.6 or Company GAAP to be reflected or reserved against in the Closing Balance Sheet which, in the aggregate, would not have a Material Adverse Effect. It is acknowledged and agreed that Seller not shall be in Breach of this Section 3.14 with respect to any liability or obligation of the Company if such liability or obligation satisfies one or more of the exceptions set forth in clauses (a) through (e) of this Section 3.14 and in the case of clause (i) such exception shall be satisfied by disclosure in the Closing Balance Sheet prepared and approved by the parties pursuant to Section 2.6 (regardless of whether the amount reflected or reserved thereon is accurate).

     3.15. Taxes.

     Except as described on Schedule 3.15 of the Disclosure Letter:

          (a) The Company has properly filed, in a timely manner, all Tax Returns required by Legal Requirements to be filed by it, and such Tax Returns and reports are true, complete and accurate in all material respects. The Company has paid all Taxes shown to be due on all of their respective Tax Returns or claimed to be due by any Governmental Body. The reserves and provisions for Taxes on the Closing Balance Sheet are adequate for all open years of the Company and for the Company's current fiscal period. There are no unpaid Taxes with respect to the Seller or the Company the non-payment of which could give rise to or become the basis for the imposition of an Encumbrance (other than a Permitted Encumbrance) upon, or otherwise could adversely affect, the Company or any of the assets of the Company or the use thereof. All Taxes that the Company is required to withhold, deduct and/or collect from any Person have been properly withheld, deducted and collected and have been paid over to the appropriate Tax authority or other Governmental Body.

          (b) Seller has no Knowledge of any proposed assessment of any additional Taxes by any Governmental Body or of any basis for any such assessment against the Company. The Company is not currently being audited by any Governmental Body, and no such audit is pending or, to Seller's Knowledge, Threatened.

          (c) There are no agreements, waivers, or other arrangements providing for the extension of time with respect to the assessment or collection of any Tax against the Company. Neither the Seller nor the Company (collectively, the "Seller Parties") has filed any Tax form with any Governmental Body to intentionally make a Tax election with respect to the Company (where it is not treated as a disregarded entity) which (i) was in effect in any past year for which the time for audit has not expired, (ii) is currently in effect or (iii) will be in effect at any future time. Neither of the Seller Parties has given any waiver or extension of any period of limitation governing the time of assessment or collection of any Tax relating to the Company which is still currently in effect.

          (d) There do not exist any past due unpaid federal, state or local Tax deficiencies assessed against the Company. All Taxes owed by the Company which are due and payable on or before the Closing Date pursuant to any Legal Requirements have been fully paid except to the extent reflected or reserved against in the Closing Balance Sheet. All of the 1998, 1999, 2000, 2001, 2002, 2003 and 2004 Tax Returns for the Company have been made available to the Buyer.

          (e) The Company is treated as a disregarded entity for federal Income Tax purposes, and the Seller is treated as a partnership for federal Income Tax purposes. Neither the Seller nor its partners are considered to be "foreign persons" as defined in IRC Section 1445. Schedule 3.15 sets forth the states in which the Company both files Tax Returns and is not treated as a disregarded entity for such Tax purposes.

          (f) The Company has not (i) applied for any Tax ruling, or (ii) entered into a closing agreement as described in IRC Section 7121 or otherwise (or any corresponding or similar provision of state, municipal, county, local, foreign or other tax law) or any other agreement with any Tax authority.

     3.16. No Material Adverse Effect.

     Since the date of the Interim Balance Sheet, except as set forth in
Schedule 3.16 of the Disclosure Letter, there has not been any Material Adverse Effect, and no event has occurred or circumstance exists, other than the announcement or consummation of the Contemplated Transactions, that would reasonably be expected to result in a Material Adverse Effect.

     3.17. Employee Benefits.

          (a) As used in this Section 3.17, the following terms have the meanings set forth below.

          "COMPANY OTHER BENEFIT OBLIGATION" means an Other Benefit Obligation owed, adopted, or followed by the Company or an ERISA Affiliate of the Company.

          "COMPANY PLAN" means all Plans of which the Company or an ERISA Affiliate of the Company, during the last six (6) years, is or was a Plan Sponsor or to which the Company or an ERISA Affiliate of the Company otherwise contributes or, during the last six (6) years, has contributed or has had an obligation to contribute, or in which the Company or an ERISA Affiliate of the Company otherwise participates or, during the last six (6) years, has participated or for which the Company has liability or potential liability pursuant to a contract. All references to Plans are to Company Plans unless the context requires otherwise.

          "COMPANY VEBA" means a VEBA to which the Company or an ERISA Affiliate of the Company contributes or during the last six (6) years has contributed or has had an obligation to contribute, whose members include employees of the Company or any ERISA Affiliate of the Company.

          "ERISA AFFILIATE" means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC Sec. 414.

          "HIPAA" means the Health Insurance Portability and Accountability Act of 1996.

          "MULTIEMPLOYER PLAN" has the meaning given in ERISA Section 3(37)(A).

          "OTHER BENEFIT OBLIGATIONS" means all material obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, officers or service providers, other than obligations, arrangements, or practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, fringe benefits within the meaning of IRC Section 132 or IRC Section 6039D and other bonus, incentive compensation, deferred compensation, profit sharing, stock-option, stock appreciation right, stock bonus, stock purchase, employee-stock ownership, savings, change-in-control, supplemental-employment, layoff or salary continuation plans or policies.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

          "PENSION PLAN" has the meaning given in ERISA Section 3(2)(A), other than a Multiemployer Plan.

          "PLAN" has the meaning given in ERISA Section 3(3).

          "PLAN SPONSOR" has the meaning given in ERISA Section 3(16)(B).

          "QUALIFIED PLAN" means any Plan that meets or purports to meet the requirements of IRC Section 401(a).

          "TITLE IV PLANS" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multiemployer Plans.

          "VEBA" means a voluntary employees' beneficiary association under IRC
     Section 501(c)(9).

          "WELFARE PLAN" has the meaning given in ERISA Section 3(1).

          (b)

               (i) Schedule 3.17(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans, and Company Other Benefit Obligations and identifies as such all Company Plans that are (A) Qualified Plans or (B) Multiemployer Plans. None of the Plans or Company Plans is a Company VEBA, a defined benefit Pension Plan or a Title IV Plan.

               (ii) Schedule 3.17(ii) of the Disclosure Letter contains a complete and accurate list of (A) all ERISA Affiliates of the Company, and (B) all Plans of which any such ERISA Affiliate is or, during the last six (6) years, was a Plan Sponsor, in which any such ERISA Affiliate participates or, during the last six (6) years, has participated, or to which any such ERISA Affiliate contributes or, during the last six (6) years, has contributed.

               (iii) Schedule 3.17(iii) of the Disclosure Letter sets forth, for each Multiemployer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Company and the Company's ERISA Affiliates, calculated according to information made available pursuant to ERISA Sec. 4221(e).

               (iv) Schedule 3.17(iv) of the Disclosure Letter sets forth, a calculation of the liability of the Company for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether the Company is required by this Statement to disclose such information as of a date not more than one year prior to the date of this Agreement.

               (v) Schedule 3.17(v) of the Disclosure Letter sets forth separately, for each Company Plan or Company Other Benefit Obligation, the financial cost of all material obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA and as of a date not more than one year prior to the date of this Agreement.

          (c) Seller has delivered to Buyer:

               (i) all documents that set forth the terms of each Company Plan, or Company Other Benefit Obligation, and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Seller or the Company are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations, for which a plan description or summary plan description is not required;

               (ii) all personnel, payroll, and employment manuals and policies;

               (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company and the ERISA Affiliates of the Company, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

               (iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

               (v) All insurance policies purchased by or to provide benefits under any Company Plan;

               (vi) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, or Company Other Benefit Obligation;

               (vii) all reports submitted within the three years preceding January 1, 2005, and through the date of this Agreement by trustees, third party administrators, actuaries, investment managers, insurance companies, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

               (viii) all notifications to employees of their rights under ERISA Section 601 et seq. and IRC Section 4980B;

               (ix) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

               (x) all written notices that were given by the Company or any ERISA Affiliate of the Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the three years preceding January 1, 2005, and through the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.17;

               (xi) all written notices that were given by the IRS, the PBGC, the Department of Labor, or the Secretary of Health and Human Services to the

          Company, any ERISA Affiliate of the Company, or any Company Plan within the three years preceding January 1, 2005, and through the date of this Agreement ; and

               (xii) with respect to Qualified Plans, the most recent determination letter for each Plan of the Company that is a Qualified Plan

          (d) Except as set forth in Schedule 3.17(v) of the Disclosure Letter, Seller represent and warrant that:

               (i) The Company has materially performed all of its obligations under all Company Plans, and Company Other Benefit Obligations. The Company has made appropriate entries in its financial records and statements for all material obligations and liabilities under such Plans and Obligations that have accrued but are not due.

               (ii) No statement, either written or, to Seller's Knowledge oral, has been made by the Company or any employee, officer, director, or agent thereof to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have a material adverse economic consequence to the Company or to Buyer.

               (iii) All Company Plans and Company Other Benefits Obligations, are, and each Company Plan and Company Other Benefit Obligation is, in material compliance with all Legal Requirements and any applicable collective bargaining agreement.

                    (A) To Seller's Knowledge, no transaction prohibited by
               ERISA Section 406 and no "prohibited transaction" under IRC
               Section 4975(c) have occurred with respect to any Company Plan.

                    (B) Neither Seller nor the Company has any liability to the
               IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                    (C) Neither Seller, the Company nor any ERISA Affiliate has
               any liability to the PBGC with respect to any Plan or has any liability under ERISA Section 502 or Section 4071.

                    (D) All filings required by ERISA, the IRC and HIPAA as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA, the IRC or HIPAA have been timely provided.

                    (E) All contributions and payments made or accrued with
               respect to all Company Plans, and Company Other Benefit Obligations are deductible under IRC Section 162 or Section 404. No amount received by, or any asset of any Company Plan is subject to tax as unrelated business taxable income.

                    (F) To the Seller's Knowledge, none of Seller, the Company, any Company Plan or any employee, administrator or agent thereof, is or has been in violation of the transaction and code set rules under HIPAA Sections 1172-1175 or the HIPAA privacy rules under 45 CFR Part 160 and Subparts A and E of Part 164. No penalties have been imposed on Seller, the Company or Plan, or any employee, officer, director, administrator or agent under HIPAA Sec. 1176 or Sec. 1177.

               (iv) Except as set forth on Schedule 3.17(d) of the Disclosure Letter, each Company Plan can be terminated unilaterally by the Company within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

               (v) Except as set forth on Schedule 3.17(d) of the Disclosure Letter, within the last twelve (12) months, there has been no establishment or amendment of any Company Plan or Company Other Benefit Obligation, nor has there been any material change in the number of participants, the aggregate or per participant cost, or the manner of administration or interpretation of any Plan.

               (vi) Prior to the Closing Date, no event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans, and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

               (vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, or Company Other Benefit Obligation is pending or, to Seller's Knowledge, is Threatened.

               (viii) Each Qualified Plan of the Company is qualified in form and operation under IRC Section 401(a); each trust for each such Plan is exempt from federal income tax under IRC Section 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

               (ix) No Company Plan or Company Other Benefit Obligation has ever been a VEBA.

               (x) No Company Plan, that is not a Multiemployer Plan, or Company Other Benefit Obligation has ever been subject to the funding requirements of ERISA Sec. 302 and IRC Sec. 412.

               (xi) No Company Plan, that is not a Multiemployer Plan, or Company Other Benefit Obligation is a Title IV Plan.

               (xii) Neither the Company nor any ERISA Affiliate of the Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

               (xiii) No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA Section 307 or IRC Section 401(a)(29).

               (xiv) Except as set forth on Schedule 3.17(d) of the Disclosure Letter, neither the Company nor any ERISA Affiliate of the Company has withdrawn from any Multiemployer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multiemployer Plan that could result in any liability of either the Company or Buyer to a Multiemployer Plan.

               (xv) Neither the Company nor any ERISA Affiliate of the Company has received written notice from any Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

               (xvi) To Seller's Knowledge, no Multiemployer Plan to which the Company or any ERISA Affiliate of the Company contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

               (xvii) Except as set forth on Schedule 3.17(d) of the Disclosure Letter and to the extent required under ERISA Section 601 et seq. and IRC Section 4980B, the Company does not provide health or welfare benefits for any retired or former employee nor is it obligated to provide health or welfare benefits to any active employee officer, director or service provider following such employee's retirement or other termination of service.

               (xviii) Except as set forth on Schedule 3.17(d) of the Disclosure Letter, the Company has the unilateral right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees officers, directors or service providers.

               (xix) Seller and the Company have complied with the provisions of ERISA Section 601 et seq. and IRC Section 4980B.

               (xx) No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under IRC Section 280G or Section 4999; nor will the Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

               (xxi) Except as set forth on Schedule 3.17(d) of the Disclosure Letter, the consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

     3.18. Compliance With Legal Requirements; Governmental Authorizations.

          (a) Except as set forth in Schedule 3.18 of the Disclosure Letter:

               (i) the Company is, and at all times since January 1, 2004 has been, in material compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure so to comply would not have a Material Adverse Effect;

               (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except to the extent any of the foregoing would not have a Material Adverse Effect;

               (iii) the Company has not received, at any time since January 1, 2004, any written notice or other written communication or, to the Knowledge of Seller, any oral notice or communication, from any Governmental Body regarding (A) any actual, alleged or Threatened violation of, or failure to comply with, any material Legal Requirement, or (B) any actual, alleged or Threatened obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

               (iv) the Company has obtained and is in possession of all Governmental Authorizations required for the operation of the Company's business, except where such failure would not have a Material Adverse Effect.

     3.19. Legal Proceedings; Orders.

          (a) Except as set forth in Schedule 3.19 of the Disclosure Letter, there is no pending Proceeding to which the Company is a party:

               (i) that relates to or may affect the business of, or any of the assets owned or used by, the Company; or

               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     To the Knowledge of Seller, except as set forth in Schedule 3.19 of the Disclosure Letter, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding which could reasonably be expected to have a Material Adverse Effect. Seller has made available for inspection by Buyer, to the extent requested by Buyer, copies of all pleadings, correspondence, and other documents, if any, in Seller's possession or control relating to each pending or Threatened Proceeding listed in Schedule 3.19 of the Disclosure Letter.

          (b) Except as set forth in Schedule 3.19 of the Disclosure Letter:

               (i) Neither Seller, the Company nor any of their respective Affiliates is a party to any Order that affects the business of, or any of the assets owned or used by, the Company; and

               (ii) no officer, director, or to Seller's Knowledge, agent, or employee, of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

          (c) Except as set forth in Schedule 3.19 of the Disclosure Letter:

               (i) the Company is, and at all times since October 31, 2004 has been, in material compliance with all of the terms and requirements of each Order to which it is a party, or to which any of the assets owned or used by it, is or has been subject;

               (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply, in all material respects, with any term or requirement of any Order to which the Company is a party, or to which any of the assets owned or used by the Company, is subject; and

               (iii) the Company has not received, at any time since October 31, 2004, any written notice or other written communication or, to the Knowledge of Seller, oral notice or communication from any Governmental Body or any other Person regarding any actual, alleged or Threatened violation of, or failure to comply with, any term or requirement of any Order to which the Company is a party, or to which any of the assets owned or used by the Company, is subject.

     3.20. Absence of Certain Changes and Events.

     Except as set forth in Schedule 3.20 of the Disclosure Letter, since the date of the Interim Balance Sheet, the Company has conducted its business only in the ordinary course of business, consistent with past practice, and there has not been any:

          (a) change in the Company's authorized or issued membership units; grant of any stock option or right to purchase Securities or capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any Securities or any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of Securities or capital stock;

          (b) amendment to the Organizational Documents of the Company;

          (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any member, manager, director, officer, or (except in the ordinary course of business, consistent with past practice) employee or entry into any written employment, severance, or similar Contract with any director, officer, or employee;

          (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

          (e) damage to or destruction or loss of any material asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

          (f) entry into, termination of, or receipt of notice of termination of
     (i) any license, distributorship, sales representative, joint venture, bank credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $500,000;

          (g) sale, lease, or other disposition of any material asset or property of the Company (other than sales of inventory, consumption of disposables and collections of receivables in the ordinary course of business, consistent with past practice) or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any material Intellectual Property Assets of the Company;

          (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $500,000;

               (i) material change in the accounting methods used by the Company; or

               (ii) agreement, whether oral or written, by the Company to do any of the foregoing.

     3.21. Contracts; No Defaults.

          (a) Schedule 3.21(a) of the Disclosure Letter contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of each written:

               (i) Applicable Contract with each Material Customer;

               (ii) Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $500,000 annually;

               (iii) Applicable Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company in excess of $250,000 annually and which cannot be terminated on 60 days notice without penalty;

               (iv) Applicable Contract with a wholesale distributor of magazines in the United States who entered into such Applicable Contract with the Company in such wholesaler's capacity as a wholesale distributor of magazines;

               (v) lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other written Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 annually);

               (vi) collective bargaining agreement and other written Applicable Contract to or with any labor union or other employee representative of a group of employees;

               (vii) joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

               (viii) Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

               (ix) Applicable Contract providing for payments in excess of $100,000 annually to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

               (x) power of attorney that is currently effective and outstanding;

               (xi) Applicable Contract for capital expenditures in excess of $100,000 annually, other than any Applicable Contracts with customers providing for the installation of display fixtures;

               (xii) warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business; and

               (xiii) amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing;

          in each case other than those Applicable Contracts listed on another Schedule of the Disclosure Letter.

          (b) Except as set forth in Schedule 3.21(b) of the Disclosure Letter or as contemplated by the Transaction Documents:

               (i) No Applicable Contract that relates to the business of, or any of the assets owned or used by, the Company (A) provides Seller (or any Related Person of Seller) with any rights, or the ability to acquire any rights, thereunder under, or (B) subjects Seller (or any Related Person of Seller) to any obligation or liability thereunder; and

               (ii) No officer or director of the Company, and to Seller's Knowledge, no agent, employee, consultant, or contractor of the Company, is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

          (c) Except as set forth in Schedule 3.21(c) of the Disclosure Letter, since October 31, 2004, the Company has not received from any Person, any written notice or other written communication or, to the Knowledge of Seller, any oral notice or communication that any Material Customer has determined to cease doing business with the Company or materially reduce the volume of Products purchased from the Company.

          (d) Except as set forth in Schedule 3.21(d) of the Disclosure Letter, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to the Company under any Material Applicable Contracts and no such Person has made written demand for such renegotiation, other than in connection with a dispute or the expiration or renewal of such a Contract.

          (e) The Material Applicable Contracts relating to the sale, provision of products or services by the Company have been entered into in the ordinary course of business.

          (f) The Material Customers in the aggregate accounted for not less than 80% of the Company's net revenues in the Company's last fiscal year.

     3.22. Insurance.

          (a) Seller has delivered to Buyer:

               (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is covered;

               (ii) true and complete copies of all pending applications for policies of insurance; and

               (iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

          (b) Schedule 3.22(b) of the Disclosure Letter describes, as of March 31, 2005:

               (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder; and

               (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company.

          (c) Schedule 3.22(c) of the Disclosure Letter sets forth, as of March 31, 2005, by year, for the current policy year and each of the two preceding policy years, (i) a summary of the loss experience under each policy, (ii) a statement describing each open claim under an insurance policy for an amount in excess of $100,000, and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

     3.23. Environmental Matters.

     Except as set forth in Schedule 3.23 of the Disclosure Letter and to Seller's Knowledge:

          (a) The Company is in material compliance with, is not in material violation of or liable under, any Environmental Law. Neither Seller nor the Company has any basis to expect, nor has any of them received, since January 1, 2004, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or third party, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or potential Environmental Health and Safety Liabilities.

          (b) There are no pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties in which the Company has or had an interest.

          (c) Neither Seller nor the Company has received, since January 1, 2004, any citation, directive, inquiry, notice, Order, summons, warning, request for information, or other communication that relates to any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties in which the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (d) The Company has no Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties in which the Company has or had an interest.

          (e) There are no Hazardous Materials present at levels greater than applicable action, trigger, reporting or risk-based Cleanup levels under Environmental Laws used in the operation of the Facilities on or in the Environment at the Facilities, including without limitation any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, dumps, equipment (whether moveable or fixed) or other containers, and deposited or located in land, water, sumps, or any other part of the Facilities. Since January 1, 2004, the Company has not permitted or conducted, and the Company has no Knowledge of, any Hazardous Activity conducted with respect to the Facilities or any other properties in which the Company has or had an interest except in material compliance with all applicable Environmental Laws.

          (f) Since January 1, 2004, there has been no Release or Threat of Release, of any Hazardous Materials caused by the Company at or from the Facilities or from or by any other properties in which the Company has or had an interest.

          (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company with Environmental Laws, or otherwise concerning the Company's or Seller's Environmental, Health and Safety Liabilities, in each case since January 1, 2004.

          (h) No underground storage tanks are located or were formerly located on any property owned, operated, or used by the Company or Seller.

          (i) No event has occurred and no condition exists with respect to the Company or the Facilities or the Seller's business, properties, or assets which has resulted in, or is likely to result in, any material liability, cost or expense to Seller or any other Person who owns or operates the Company or the Facilities under any applicable Environmental Laws.

     3.24. Employees.

     Except as set forth on Schedule 3.24 of the Disclosure Letter:

          (a) Schedule 3.24 of the Disclosure Letter contains a complete and accurate list of the following information for each Existing Employee: name; job title; current compensation paid or payable and any change in compensation since February 19, 2005; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Company pension, retirement, profit-sharing, thrift-savings, deferred compensation, severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

          (b) To Seller's Knowledge, no Existing Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such Existing Employee and any other Person ("PROPRIETARY RIGHTS AGREEMENT") that in any way adversely affects or will affect (i) the performance of his duties as an employee of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such Existing Employee. To Seller's Knowledge, except as set forth on Schedule 3.24 of the Disclosure Letter, no Existing Employee intends to terminate his or her employment with the Company during the twelve months Commencing on the Closing Date.

          (c) Schedule 3.24 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits, except for retired employees to the extent that Seller assumes, and the Company is relieved of, any obligation to provide such benefits.

     3.25. Labor Relations.

     Except as set forth on Schedule 3.25 of the Disclosure Letter:

          (a) Since January 1, 2004, the Company has not been or is a party to any collective bargaining or other labor Contract. There is not presently pending or existing, and to Seller's Knowledge there is not Threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (iii) any application for certification of a collective bargaining agent. To Seller's Knowledge no event has occurred or circumstance exists that reasonably could be expected to provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is currently contemplated by the Company. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements, except where the failure so to comply would not have a Material Adverse Effect.

          (b) There are no pending, or to Seller's Knowledge, Threatened claims or actions against the Company under any worker's compensation policy or long-term disability policy that would result in a material liability to the Company. The Company has no direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material liability to the Company.

     3.26. Intellectual Property.

          (a) Intellectual Property Assets- The term "INTELLECTUAL PROPERTY ASSETS" means:

               (i) all registered and unregistered trademarks, service marks, and applications (collectively, "MARKS");

               (ii) all patents and patent applications (collectively, "PATENTS");

               (iii) all copyrights in both published works and unpublished works (collectively, "COPYRIGHTS");

               (iv) all rights in mask works (collectively, "RIGHTS IN MASK WORKS"); and

               (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "TRADE SECRETS"); owned, used, or licensed as licensee or licensor, in each case which are not part of the public knowledge or literature.

          (b) Agreements. Schedule 3.26(b) of the Disclosure Letter contains a complete and accurate list of all Applicable Contracts relating to Intellectual Property Assets, except for any generally available shrink-wrapped licenses or licenses for noncustomized software under which the Company is the licensee. There are no outstanding and, to Seller's Knowledge, no Threatened disputes or disagreements with respect to any such Applicable Contracts identified or required to be identified in Schedule 3.26(b) of the Disclosure Letter.

          (c) Intellectual Property Assets. Except for license agreements described or not required to be described in Schedule 3.26(b) of the Disclosure Letter, except for the Intellectual Property Assets which are the subject of the License Agreement and except as contemplated by this Agreement, the Company is the owner of all right, title, and interest in and to each of its Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of its Intellectual Property Assets.

          (d) Patents. The Company owns no material Patents.

          (e) Trademarks. The Company owns no material Marks.

          (f) Copyrights. The Company owns no material Copyrights.

          (g) Trade Secrets. Except as set forth in Schedule 3.26(g) of the Disclosure Letter:

               (i) The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its customer pricing and LIFT system to the extent that they are Trade Secrets.

               (ii) The Company has good title and an absolute (but not necessarily exclusive) right to use its customer pricing and LIFT system to the extent that they are Trade Secrets. To Seller's Knowledge, the Company's customer pricing and LIFT system to the extent that they are Trade Secrets are not part of the public knowledge or literature, and, to Seller's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Company, Seller or Seller's Affiliates) or to the detriment of the Company. To Seller's Knowledge, no Trade Secret of the Company is subject to any adverse claim or has been challenged or threatened in any way.

     3.27. Certain Payments.

     Since January 1, 2004, to Seller's Knowledge, neither the Company, nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, in each such case in violation of any Legal Requirement, or (b) established or maintained any fund or asset which should be recorded in the books and records of the Company that has not been so recorded in the books and records of the Company.

     3.28. Disclosure.

     Seller has not intentionally made in this Agreement and the Disclosure Letter, taken as a whole, any untrue or misleading statement of a material fact, it being understood that the omission of information not expressly required to be disclosed or stated herein or in the Disclosure Letter shall not be deemed the making of an intentionally misleading statement.

     3.29. Relationships With Related Persons.

     Except as set forth in Schedule 3.29 of the Disclosure Letter:

          (a) Neither Seller nor any Related Person of Seller or of the Acquired Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business.

          (b) Neither Seller nor any Related Person of Seller or of the Company owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that (i) has business dealings or a material financial interest in any transaction with the Company (other than business dealings or transactions conducted in the ordinary course of business with the Company at substantially prevailing market prices and on substantially prevailing market terms), or (ii) engages in competition with the Company with respect to any line of the products or services of the Company (a "COMPETING BUSINESS") in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.

          (c) Neither Seller nor any Related Person of Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

     3.30. Brokers or Finders.

     Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1. Organization and Good Standing.

     Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     4.2. Authority; No Conflict.

          (a) This Agreement and the Contemplated Transactions have been duly authorized by Buyer, including all necessary actions of Buyer's directors. Assuming the due execution and delivery of this Agreement by Seller, this Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies. Upon the execution and delivery by Buyer of the Transaction Documents to which Buyer is a party, and assuming the due execution and delivery of such Transaction Documents by the other parties thereto, such Transaction Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies. Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Transaction Documents to which it will be a party and to perform its obligations under this Agreement and the Transaction Documents to which it will be a party.

          (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

               (i) any provision of Buyer's Organizational Documents;

               (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

               (iii) any Legal Requirement or Order to which Buyer may be subject; or

               (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

          (c) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement nor the consummation or performance of the transaction described in clause (a) of the definition of Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation of, any Legal Requirement or any Order to which Buyer is a party, or to which any of the assets owned or used by Buyer is subject, and Buyer is not required to obtain any Consent or Governmental Authorization from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3. Investment Intent.

     Buyer: (a) is acquiring the Securities for its own account, for investment only, and not with a view to, or for sale in connection with, any distribution in violation of the Securities Act or any rule or regulation under the Securities Act, (b) is a sophisticated investor and has sufficient knowledge and experience in financial and business matters to be able to evaluate the merits and risks of its investment in the Securities, (c) acknowledges that Seller has made available to Buyer (i) the opportunity to ask questions of (and to receive answers from) the officers and directors of Seller and the Company, and (ii) the opportunity to acquire all information about the Company as Buyer has determined is necessary to evaluate the merits and risks of its investment in the Securities, (d) understands that the Securities (A) have not been registered under the Securities Act or under any state securities laws; (B) are being sold to Buyer in reliance on exemptions from the registration requirements of the Securities Act and such state securities laws; (C) are "restricted securities" within the meaning of Rule 144 under the Securities Act; and (D) may not be sold, transferred or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from registration is then available, and (e) is able to bear the economic risk and lack of liquidity inherent in holding the Securities.

     4.4. Certain Proceedings.

     There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

     4.5. Brokers or Finders.

     Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5.   INDEMNIFICATION; REMEDIES

     5.1. Survival.

     Subject to Section 5.5, all representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

     5.2. Indemnification and Payment of Damages by Seller.

     Seller will indemnify and hold harmless Buyer and its direct and indirect Subsidiaries, the Company and their respective Representatives (collectively, the "BUYER INDEMNIFIED PERSONS") for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (but not including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, subject to Section 5.9(h), "DAMAGES"), arising, directly or indirectly, from or in connection with:

          (a) any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Letter, or any other certificate delivered by Seller pursuant to this Agreement;

          (b) any Breach by Seller of any covenant or obligation of the Seller set forth in this Agreement (other than those in Sections 5.2(a), (c) or (d));

          (c) (i) any claim for benefits made under any self-insured health benefit plan or program covering employees of the Company (or a dependent of any such employee) for services rendered to such employee or dependent prior to the Closing Date in excess of the amounts reserved for such claims on the Closing Balance Sheet, and (ii) fifty percent (50%) of the amount by which any retrospective premium adjustment on worker's compensation policies which covered the Company or its business prior to the Closing relating to any Applicable W/C Claim exceed the reserves for retrospective premium adjustments on worker's compensation policies which covered the Company or its business prior to the Closing reflected on or in the calculations of entries on the Closing Balance Sheet; or

          (d) any matter disclosed in Exhibit 5.2(d) to the extent not reflected or reserved against in the Closing Balance Sheet.

     5.3. Indemnification and Payment of Damages by Seller- Environmental
          Matters.

     In addition to the provisions of Section 5.2, Seller will indemnify and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer Indemnified Persons the amount of, any Damages (including reasonable costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

          (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition prior to the Closing Date of the Facilities or any other properties in which the Company has or had an interest at any time during which the Company or any predecessor of the Company or Related Person owned or operated the Facilities or such other property prior to the Closing Date or (B) any Hazardous Materials or other contaminants that were present prior to the Closing Date due to the operations or activities of the Company or any predecessor of the Company or Related Person on the Facilities or such other properties at any time during which the Company or any predecessor of the Company or Related Person owned or operated the Facilities or such other property prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants that were generated, transported, stored, treated, Released, disposed, or otherwise handled by the Company or any predecessor of the Company or Related Person at any time prior to the Closing Date, or (B) any Hazardous Activities that were conducted prior to the Closing Date by the Company or any predecessor of the Company or Related Person; or

          (b) any bodily injury (including illness, disability, and death), personal injury or property damage, of or to any Person, arising prior to the Closing Date from Hazardous Material that was (i) present before the Closing Date on or at the Facilities or (ii) Released by the Company or any predecessor of the Company or Related Person at any time prior to the Closing Date.

     Seller will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 5.3, provided that Seller shall use commercially reasonable efforts in connection with any Cleanup to minimize disruption to the Company's or Buyer's operations. The procedure described in Section 5.10 will apply to any claim solely for monetary damages relating to a matter covered by this Section 5.3. Notwithstanding the preceding sentence, Buyer will be able to participate at its own expense in any Cleanup, any related Proceeding and any other Proceeding with respect to which indemnity may be sought under this Section 5.3 to ensure that Seller undertakes commercially reasonable efforts in undertaking any Cleanup or resolving any other proceedings and does not prejudice the rights or potential liabilities of Buyer.

     5.4. Indemnification and Payment of Damages by Buyer.

     Buyer will indemnify and hold harmless Seller, the direct and indirect owners of Seller, the direct and indirect Subsidiaries of Seller and each of the respective Representatives of each of the foregoing (collectively, the "SELLER INDEMNIFIED PERSONS") for, and will pay to the Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

          (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,

          (b) any Breach by Buyer of any covenant or obligation of Buyer set forth in this Agreement (other than those in Sections 5.4(a), (c), (d) or (e)),

          (c) any act or omission by the Company after the Closing Date, including any failure of the Company to pay or otherwise discharge any of its liabilities existing immediately prior to the Closing,

          (d) any (i) retrospective premium adjustments on workers compensation policies which covered the Company or its business prior to the Closing relating to any claim made under any such policy for an act, omission or occurrence that occurred prior to the Closing (except to the extent that Seller had Knowledge of such claim prior to the Closing and did not disclose such claim in this Agreement or the Disclosure Letter), or (ii) any claim for benefits made under any self-insured health benefit plan or program covering employees of the Company (or a dependent of any such employee) for services rendered to such employee or dependent prior to the Closing Date, but in each case only to the extent of the Unused Basket,

          (e) any guaranties, if any, made by Seller or any of its Affiliates (other than the Company) of any liabilities or obligations of the Company to the extent that Buyer had Knowledge as of the Closing Date of the obligation or liability so guaranteed and the Company, after the Closing Date, took advantage of the benefits of the obligation or liability so guaranteed, or

          (f) The TW Obligations, but only if LHE has previously paid to the Company $2.1 million in settlement and full payment of the TW Obligations.

     5.5. Time Limitations.

          (a) Neither Seller nor Buyer will have any liability pursuant to
     Section 5.2(a) or 5.4(a) on account of the Breach of any representation or warranty, other than those contained in Sections 3.2(a) (authorization), 3.3(a) (title to Securities), 3.6(b) (Title to Properties; Encumbrances),
     3.15 (but only with respect to Income Taxes), 3.17 (ERISA), 3.23 (environmental) and 4.2(a) (authorization), and a claim for indemnification or reimbursement pursuant Section 5.2(d),in any such case unless on or before May 15, 2006 (the "SURVIVAL PERIOD") Buyer notifies Seller or Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer or Seller, as the case may be.

          (b) A claim pursuant to Section 5.2(a) or 5.4(a) on account of the Breach of any representation or warranty contained in Section 3.2(a) (authorization), 3.3(a) (title to Securities) or 4.2(a) (authorization), or a claim for indemnification or reimbursement pursuant to Section 5.2(b), 5.2(d), 5.4(b), 5.4(c), 5.4(d), 5.4(e) or 5.4(f) may be made at any time following the Closing.

          (c) A claim pursuant to Section 5.2(a) on account of the Breach of any representation or warranty contained in Section 3.15 (but only with respect to Income Taxes) may be made at any time during the six year period following the Closing.

          (d) A claim pursuant to Section 5.2(a) on account of the Breach of any representation or warranty contained in Section 3.6(b) (Title to Properties; Encumbrances), 3.17 (ERISA) or 3.23 (environmental) or a claim pursuant to Section 5.3 may be made at any time during the three year period following the Closing.

     5.6. Indemnification Threshold- Seller.

     Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 5.2(a), 5.2(c), 5.2(d) or 5.3 until the total of all Damages with respect to such matters exceeds the Net Worth Gap (as defined below), and then only for the amount by which such Damages exceed the Net Worth Gap. However, this Section 5.6 will not apply to any claim based on a Breach of a representation or warranty that Seller had Knowledge was untrue when made but only to the extent that (a) Seller had an actual intent to mislead or defraud, (b) Buyer relied on such untrue representation or warranty without any Knowledge by Buyer that such representation or warranty was untrue, and (c) Buyer incurred Damages as a result of such Breach.

     As used herein the term "NET WORTH GAP" shall mean, subject to Section 2.9,
(i) the greater of (A) Nine Hundred Thousand Dollars ($900,000) and (B) the amount by which the Adjusted Closing Net Worth is less negative than negative $50.154 million, (ii) minus any amounts paid to a Seller Indemnified Person pursuant to Section 5.4(d) in excess of any reserves for the retrospective premium adjustments and claims for benefits referred to in Section 5.4(d). For example, if the Adjusted Closing Net Worth is negative $48 million, the Net Worth Gap will be $2.154 million. Either party may elect to follow the resolution procedure set forth in Section 2.6(c) in the event of any dispute between the parties regarding a calculation of the Net Worth Gap that is not resolved within thirty (30) days after either party provides written notice to the other of its intention to seek resolution of the matter pursuant to such Section.

     5.7. Indemnification Threshold- Buyer.

     Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 5.4(a) until the total of all Damages with respect to such matters exceeds $900,000, and then only for the amount by which such Damages exceed $900,000. However, this Section 5.7 will not apply to any claim based on a Breach of a representation or warranty that Buyer had Knowledge was untrue when made but only to the extent that (a) Buyer had an actual intent to mislead or defraud, (b) Seller relied on such untrue representation or warranty without any Knowledge by Seller that such representation or warranty was untrue, and (c) Seller incurred Damages as a result of such Breach.

     5.8. Maximum Liability.

     Notwithstanding anything in this Article 5 to the contrary:

          (a) the maximum liability that Seller shall have to Buyer Indemnified Persons pursuant to Section 5.2 shall not exceed, in the aggregate, an amount equal to ten percent (10%) of the Purchase Price (the "TEN PERCENT CAP") for all Damages other than Damages resulting from a Breach of the Designated Representations (as defined below);

          (b) the maximum liability that Seller shall have to Buyer Indemnified Persons pursuant to Section 5.2(a) for Damages resulting from a Breach of the Fifty Percent Representations (as defined below) and pursuant to
     Section 5.3 shall not exceed, in the aggregate, an amount equal to fifty percent (50%) of the Purchase Price (the "FIFTY PERCENT CAP");

          (c) the maximum liability that Seller shall have to Buyer Indemnified Persons pursuant to Section 5.2 for Damages resulting from a Breach of the Hundred Percent Representations (as defined below) shall not exceed, in the aggregate, an amount (inclusive of the Ten Percent Cap and the Fifty Percent Cap) equal to the Purchase Price;

          (d) the parties agree that Damages shall never exceed, in the aggregate, the Purchase Price and that if the Ten Percent Cap and the Fifty Percent Cap were triggered on account of Damages incurred by Buyer Indemnified Persons, then the maximum liability that Seller would have to Buyer Indemnified Persons pursuant to the Hundred Percent Representations could not exceed, in the aggregate, 40% of the Purchase Price;

          (e) the "FIFTY PERCENT REPRESENTATIONS" shall be the representations and warranties set forth in Sections 3.7 (reserve for returns), 3.8(a) (account reconciliations), 3.9 (return affidavits), 3.13(a) (inventory) and
     3.23 (environmental);

          (f) the "HUNDRED PERCENT REPRESENTATIONS" shall be the representations and warranties set forth in Sections 3.2(a) (authorization) and 3.3(a) (title to Securities); and

          (g) the "DESIGNATED REPRESENTATIONS" shall be Fifty Percent Representations and the Hundred Percent Representations.

     5.9. Additional Limitations of Liability.

     Notwithstanding anything in this Article 5 to the contrary:

          (a) Seller shall have no liability to Buyer Indemnified Persons (for indemnification or otherwise) for the Breach of any representation or warranty to the extent that Seller is able to prove that Buyer had Knowledge at or prior to the time of Closing that such representation or warranty was not true at the time of Closing.

          (b) Seller shall have no liability under this Agreement with respect to any Damages on account of any liability to the extent reflected in the Closing Balance Sheet.

          (c) Buyer Indemnified Persons may not recover Damages more than once for any specific facts, omissions or circumstances notwithstanding the fact that such facts, omissions or circumstances may constitute the Breach of more than one representation or warranty.

          (d) Seller shall not be required to pay any Damages to Buyer Indemnified Persons pursuant to Sections 5.2 and 5.3 until such time as the Adjusted Closing Net Worth is finally determined (given that the Net Worth Gap will not be calculable until such time); provided that any amounts so deferred by Seller shall be paid together with interest at an annual rate equal to the Base Rate, accruing from the date such Damages would have been paid had the Net Worth Gap been known on the date of this Agreement. In the event that Seller pays any amount to any Buyer Indemnified Person or other Person pursuant to Section 5.2 or 5.3, or incurs any costs or expenses in defending any third party claim, and it is finally determined that, pursuant to the provisions of this Article 5 (including Sections 5.6, 5.8, 5.9 and 5.12) Seller was not required to pay such amount or incur such cost or expense, Buyer shall, promptly following Seller's request therefor, reimburse Seller for all such amounts paid or incurred together with interest at an annual rate equal to the Base Rate, accruing from the date such amounts were paid or incurred through the date such reimbursement is made.

          (e) Seller shall have no liability to Buyer Indemnified Persons with respect to any Damages related to (i) any Accounts Receivable which are compromised by the Company after Closing or any disputed payables paid by the Company after Closing to the extent that such compromises or payments exceed the amounts accounted or reserved therefor on the Closing Balance Sheet (as evidenced by the work papers used to prepare the Closing Balance Sheet), or (ii) any amounts paid on account of a claim for workers compensation benefits, in each case unless Seller has approved such compromise or payment in writing prior to the time such compromise is agreed to by the Company or such payment is made by the Company, such approval by Seller not to be unreasonably withheld or delayed.

          (f) To the extent that any Applicable Contract required to be listed in any Schedule to the Disclosure Letter is not so listed, but Buyer causes the Company to accept the benefits of such Applicable Contract after the Closing with Knowledge of the associated obligations, Seller shall have no liability to Buyer Indemnified Persons with respect to any Damages resulting from any breach of a representation or warranty as a result of such failure so to disclose such Applicable Contract.

          (g) Except for matters in which Buyer Indemnified Persons seek injunctive relief and except in the case of fraud, the sole recourse and exclusive remedy of Buyer Indemnified Persons against Seller arising out of this Agreement, including the Schedules and Exhibits (but excluding the Transaction Documents), or otherwise arising out of Buyer's acquisition of the Securities, whether based on tort, contract, statutory or common law remedy or equitable remedy or otherwise, including any misrepresentation, breach of warranty or otherwise, shall be to assert a claim for indemnification under the indemnification provisions of this Article 5, and Buyer covenants that it will not seek, or permit any other Buyer Indemnified Person to seek, to obtain any remedy except as provided in this
     Article 5.

          (h) In no case shall Damages include (i) any incidental, consequential, indirect or special losses or damages (including, without limitation, lost profits, lost revenues and loss of business), or (ii) fees and expenses of more than one counsel with respect to any indemnity claim or claims arising out of the same general allegations or circumstances.

     5.10. Procedure for Indemnification- Third Party Claims.

          (a) Promptly after receipt by an indemnified party under Section 5.2,
     5.4 or 5.3 (but only to the extent provided in the last sentence of Section 5.3) of notice of the commencement of any Proceeding (including any claim for workers compensation benefits) against it, such indemnified party will, if a claim is to be made with respect thereto against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

          (b) If any Proceeding referred to in Section 5.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless
     (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 5 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently and reasonably incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless
     (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If the indemnifying party does not deliver to the indemnified party within 90 days after the indemnified party's notice is given, a writing indicating that, based on the facts actually known to the indemnifying party at such time regarding such claim, the indemnifying party reasonably believes that (without taking into account the limitations contained in Sections 5.7, 5.8, 5.9 and 5.10) it is obligated to provide indemnification pursuant to this Article 5 on account of such claim (it being agreed that such writing shall not constitute any binding obligation or waiver of rights of the indemnifying party), or if, following the delivery of such writing or at any other time, the indemnifying party notifies the indemnified party that it no longer believes that it is obligated to provide indemnification for such claim pursuant to this Article 5 (which notice the indemnifying party shall provide to the indemnified party promptly following its becoming aware of facts or circumstances leading it so to believe), then, in either such case, the indemnified party shall be entitled to conduct the defense against such claim, at the expense of the indemnifying party and shall so notify the indemnifying party, and the indemnifying party will be bound by any determination of a Proceeding so defended but will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (c) Notwithstanding the foregoing, if a claim seeks injunctive or other equitable relief against an indemnified party or otherwise would be reasonably likely to have a material and adverse impact on the ability of the indemnified party to conduct its business in the ordinary course, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (d) Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought by a third party against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

     5.11. Procedure for Indemnification- Other Claims.

     A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     5.12. Effect of Tax Benefits and Insurance Proceeds.

     The amount due to any indemnified party for Damages pursuant to this
Article 5 shall be reduced by (a) the effect of any Tax deduction, credit, refund or other Tax benefit actually received by such indemnified party relating to the same or any other Tax period and resulting from the subject matter of such Damages; and (b) the amount of any insurance proceeds actually received (or to be received pursuant to confirmation from the applicable insurer) by such indemnified party with respect to the subject matter of such Damages to the extent that the indemnified party shall obtain or shall be entitled to obtain, directly or indirectly, a benefit thereby.

     6.   ADDITIONAL AGREEMENTS

     6.1. Continuation of Insurance.

     Buyer shall maintain insurance respecting its assets and those of its subsidiaries (including after the Closing, the Company) wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses.

     6.2. Employee Matters.

          (a) Long-Term Incentive Program. Buyer agrees to cause the Company to pay benefits to eligible employees of the Company in accordance with the terms of Seller's Long-Term Incentive Program as if the Company had remained a wholly-owned subsidiary of Seller (except that vesting of such benefits will accelerate upon each such employee's termination of employment for any reason or no reason other than termination by the Company for Cause (as defined in such employee's severance agreement) or voluntary termination by such employee without Good Reason (as defined in such employee's severance agreement) during the term of any applicable Employment Agreement or severance agreement, as the case may be) subject to compliance with IRC Sec. 409A to the extent applicable.

          (b) Savings Plan. Effective as of the Closing, Buyer shall take all action necessary and appropriate to extend coverage under a new or existing defined contribution plan ("BUYER'S SAVINGS PLAN") qualified under section 401(a) of the Code to those employees of the Company immediately prior to the Closing who continue to be employed by the Company after the Closing (collectively, the "CONTINUED EMPLOYEES") who have account balances under the defined contribution Qualified Plan maintained by Seller ("SELLER'S SAVINGS PLAN") on the Closing Date. For purposes of eligibility and vesting under Buyer's Savings Plan, the Continued Employees shall be credited with their periods of service with Seller and the Company as of the Closing Date. As soon as practicable following the Closing Date, Seller shall cause to be transferred from the trustee of Seller's Savings Plan to the trustee of Buyer's Savings Plan, an amount, in cash or in kind (including participant loans which shall be transferred in kind), equal to the aggregate account balances of the Continued Employees under the Seller's Savings Plan determined as of the date of transfer in accordance with the valuation methods of Seller's Savings Plan. From and after the date of such transfer, Buyer shall cause Buyer's Savings Plan to assume the obligations of Seller's Savings Plan for the benefits accrued by the Continued Employees under Seller's Saving Plan, and Seller's Savings Plan shall cease to be responsible therefor. Buyer and Seller shall use their best efforts to ensure that any loan balances outstanding under Seller's Saving Plan for any Continued Employees shall be transferred to Buyer's Savings Plan without acceleration or default.

          (c) Credit for Service. To the extent permitted under applicable law, following the Closing Date, Buyer shall credit each Continued Employee with such Continued Employee's periods of service with Seller as service with Buyer for purposes of participation, vesting, vacation accrual and waiting periods under the employee benefit plans offered to Continued Employees after Closing. Buyer shall cause to be waived any eligibility waiting periods and pre-existing condition limitations or restrictions under Buyer's Welfare Plans to the extent necessary to provide immediate coverage of Continued Employees under such welfare plans as of the Closing Date. Group health benefits provided by Buyer to Continued Employees shall be sufficient to satisfy the obligations of the Seller and its Affiliates under Section 4980B of IRC for Continued Employees so that neither the Seller nor its Affiliates incurs any tax under Section 4980B of IRC. Buyer and Seller agree to adjust the Continued Employees' accumulated medical plan deductibles, out-of-pocket medical expenses and flexible spending accounts as necessary to accomplish the intent of this Section 6.2(c).

          (d) Retiree Medical Benefits. Effective as of the Closing Date, Buyer agrees to assume all liability and obligations of Seller and the Company to provide retiree group medical benefits under the terms and conditions described in the Company Medical Plan as in effect immediately prior to Closing for those Grandfathered Employees Eligible for Retirement Prior to January 1, 2005 listed on Schedule 6.2(d) except for those Persons listed in Schedule 6.2(d) who retired prior to the Closing.

     6.3. Directors and Officers Insurance; Indemnification.

     From the date hereof until the sixth anniversary of the date hereof, Buyer shall cause the Company to (a) maintain its obligation pursuant to its operating agreement to indemnify all past and present Members and officers of the Company, and their respective officers, directors, members, managers, shareholders, employees and agents (collectively, the "COMPANY INDEMNIFIED Persons") and shall indemnify all of the Company Indemnified Persons in all cases to the maximum extent permitted by Delaware law, and (b) provide and maintain officers' and directors' liability insurance policy in respect of acts or omissions (including employment practices) occurring prior to the Closing covering each Person currently covered by the Seller's officers' and directors' liability insurance policy in effect as of the date hereof, in an amount, on terms, and with scope of coverage comparable to those applicable to such policy; provided, however, that notwithstanding the foregoing, the Company shall not be required to pay an aggregate premium on such insurance policy for such entire six (6) year period that is greater than 300% of the annual premium payable under the Seller's directors' and officers' insurance policy in effect as of the date hereof; and provided further, however, that notwithstanding the foregoing, Buyer may satisfy its obligations under this Section 6.3 by purchasing a "tail" policy under the Seller's existing directors' and officers' insurance policy. If notwithstanding the use of commercially reasonable efforts to do so, the Company is unable to maintain or obtain the insurance called for in this Section 6.3, the Company shall obtain as much comparable insurance as available for the maximum amount set forth in the preceding sentence.

     6.4. Office Location.

     For a period of not less than three (3) years following the date hereof, Buyer agrees to cause the Company to maintain an office in the Lisle, Illinois area sufficient for (a) the employment of the Existing Employees employed by the Company immediately after the Closing, (b) adequate staff to support such Existing Employees, and (c) equipment necessary to support the Persons referred to in clauses (a) and (b).

     6.5. Seller Covenants.

          (a) Noncompetition. Seller and Barbara Levy Kipper agree for a period beginning on the date hereof and ending on the fifth (5th) anniversary of the date hereof (the "RESTRICTION PERIOD") (a) not to become involved, directly or indirectly, in any Competitive Business (as defined below), as a director, officer, manager, member, employee, consultant, advisor, agent or representative, partner, proprietor or other participant; and agree not to acquire, directly or indirectly, a financial interest in any Competitive Business (other than by virtue of the ownership of less than 5% of the outstanding stock of an entity registered with the Securities and Exchange Commission), as a shareholder, partner, member, investor or lender. As used in this Agreement, the term "COMPETITIVE BUSINESS" means an Enterprise (as defined below) engaged in the wholesale distribution or sale other than at retail of magazines in the United States, but does not include the business currently conducted by LHE. As used herein, the term "ENTERPRISE" means a sole proprietorship, any for-profit or nonprofit organization, including a corporation, partnership, limited liability company or other entity.

          (b) Nonsolicitation. During the Restriction Period, neither Seller nor Barbara Levy Kipper shall directly or indirectly (i) solicit the trade of, or trade with, any customer or supplier of the Company for a Competitive Business such that any such customer or supplier reduces the amount of business which it does (or, but for such solicitation, would do) with the Company or (ii) solicit or induce any employee of the Company to terminate his, her or its employment or other relationship with the Company; provided that this Section 6.5(b) shall not apply to any general advertisements or solicitations for employees and shall not apply to any services performed by Carol Kloster, James Levy, Scott Levy or Thomas Levy which are permitted by their respective Employment Agreement being entered into on the date hereof.

          (c) Equitable Relief. Seller and Barbara Levy Kipper acknowledge and agree that Buyer or the Company would be irreparably damaged if any of the provisions of this Section 6.5 are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that Buyer and the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and shall have the right to seek to specifically enforce this Agreement and the terms and provisions thereof in addition to any other remedy to which Buyer or the Company may be entitled hereunder, at law or in equity.

          (d) Severability. It is the intent of the parties that each provision of this Section 6.5 of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement of any provision of this Agreement is sought. In furtherance of the foregoing, each provision of this Agreement shall be severable from each other provision, and any provision thereof which is unenforceable in any jurisdiction shall be subject to the following:

               (i) if such provision is contrary to or conflicts with any requirement of any statute, rule or regulation in effect in such jurisdiction, then such requirement shall be incorporated into, or substituted for, such unenforceable provision to the minimum extent necessary to make such provision enforceable;

               (ii) the court, agency or arbitrator considering the matter is hereby authorized to (or, if such court, agency or arbitrator is unwilling or fails to do so, then the parties shall) amend such provision to the minimum extent necessary to make such provision enforceable, and the parties hereby consent to the entry of an order so amending such provisions; and

               (iii) if any such provision cannot be or is not reformed and made enforceable pursuant to subsection (i) or (ii) above, then such provision shall be ineffective in such jurisdiction to the minimum extent necessary to make the remainder of this Section 6.5 enforceable in such jurisdiction.

     6.6. Access to Records.

     Buyer agrees that Seller shall be entitled, for any lawful purpose, including (a) preparing tax returns, and (b) preparing and auditing financial statements, after Closing, upon reasonable notice and during the regular business hours of the Company, to have reasonable access to and to make copies of the financial and tax business records of the Company which relate to periods prior to the Closing. Buyer shall cause the Company to retain such records for a period of five years following the Closing, after which time Buyer may permit the Company to destroy or otherwise dispose of such business records without Seller's consent. Notwithstanding the foregoing, if Buyer or the Company notifies Seller in writing that it desires to dispose of such business records, Seller shall have a period of sixty (60) days following its receipt of such notice to obtain possession thereof. If and to the extent Seller does not elect to obtain such possession, Buyer or the Company shall be entitled to dispose of such business records as described in such notice.

     6.7. Release of Guarantees.

     After Closing, Buyer and Seller shall use their commercially reasonable efforts to have Seller and any of its Affiliates (other than the Company) who have guaranteed any liabilities or obligations of the Company released from all liabilities and obligations pursuant to such guaranties.

     6.8. Certain Buyer Obligations.

          (a) In the event a petition in bankruptcy is filed by or against any customer of the Company within the ninety (90) day period following the Closing Date, all returns of Product distributed prior to the Closing made by that customer after the filing of such petition shall be credited to the Account Receivable owed by such customer on the Closing Date, and Buyer shall cause the Company to assign to Seller, on a non-recourse basis, the unsatisfied portion of such Accounts Receivable, if any.

          (b) Buyer shall cause the Company to use the same diligence to collect the Accounts Receivable as Buyer and its Subsidiaries use to collect their own receivables. Promptly following the Survival Period, Buyer shall cause the Company to assign to

     Seller, on a non-recourse basis, the portion of any Accounts Receivables which have not been fully collected as of the last day of the Survival Period and as to which any Buyer Indemnified Person has made a claim pursuant to Section 5.2.

          (c) Buyer shall cause the Company to apply all payments received after the Closing on account of the Accounts Receivable or credits to be applied against the Accounts Receivable to the oldest of such invoices first unless the debtor thereof otherwise specifically indicates in writing, or it is apparent from the facts relating to a specific invoice, that the payment is intended to be otherwise applied.

          (d) The parties acknowledge that, prior to the Closing, Seller shall
     (i) cause each account related to a receivable from or payable to a customer of the Company, together with any accounts which are reserves or accruals therefor, and which is specified in Exhibit 2.6 as being one which may not be commingled, to be specifically identified by a flag in a new field on the Company's MJ system as being a pre-closing account, and (ii) create and maintain through the Adjustment Date a tape backup of all of the data contained on the Company's MJ system as of the close of business on May 8, 2005.

          (e) Until the day (the "ADJUSTMENT DATE") which is the first business day after the time that the Adjusted Closing Net Worth is finally determined and binding on the parties, Buyer shall cause the Company not to alter, change or in any other way disturb the flags in the new field on the Company's MJ system referred to in Section 6.8(d) or add any new flags to such new field on the Company's MJ system.

          (f) Until the Adjustment Date, if the Company adds to the Company's MJ system after Closing any customers or titles which were not on the Company's MJ system prior to Closing, Buyer shall cause the Company not to transfer into the Company's MJ system any of the following financial data related to such new customers or titles:

               (i) Any data related to any open or historical accounts receivable;

               (ii) Any data related to any open or historical publisher payables; or

               (iii) Any historical financial data of the type contained in the Company's order and regulation (O&R) system.

     7.   TAX COVENANTS

     7.1. Seller's Liability.

     Seller will be solely responsible for all Income Taxes imposed upon the Company with respect to Pre-Closing Periods, and, with respect to Straddle Periods, Income Taxes imposed upon the Company which are allocable, pursuant to
Section 7.3, to the portion of such taxable year or period ending on the Closing Date. Seller shall receive the benefit of all Tax losses incurred by the Company with respect to Pre-Closing Periods and, with respect to Straddle Periods, the benefit of all Tax losses incurred by the Company which are allocable, pursuant to Section 7.3, to the portion of such taxable year or period ending on the Closing Date.

     7.2. Buyer's Liability.

     Buyer will be solely responsible for any and all Taxes of, or payable by, the Company which the Seller is not responsible for pursuant to Section 7.1, including, in the case of Income Taxes with respect to a Straddle Period, the portion of such taxable year or period commencing after the Closing Date as determined pursuant to Section 7.3. Buyer shall receive the benefit of all Tax losses incurred by the Company to which Seller is not entitled pursuant to
Section 7.1, including, in the case of all Tax losses incurred by the Company with respect to a Straddle Period, the portion of such taxable year or period commencing after the Closing Date as determined pursuant to Section 7.3. In addition, Buyer will be solely responsible for any and all Taxes (other than Income Taxes described in Section 7.1 which shall remain the responsibility of the Seller) applicable to, imposed on or arising out of the Contemplated Transactions.

     7.3. Apportionment of Income Taxes.

     In order to apportion appropriately any Income Taxes relating to any taxable year or period that includes a Straddle Period, the parties will, to the extent permitted under applicable law, elect with the relevant Tax authority or agency to treat for all purposes the Closing Date as the last day of the taxable year or period of the Company. In the case of any Straddle Period, the portion of any Income Taxes that is allocable to the portion of the Straddle Period ending on the Closing Date will be deemed equal to the amount which would be payable if the taxable year or period ended on the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income during such period in a jurisdiction in which such tax rate depends upon the level of income, annualized income shall be taken into account, for an equitable sharing of such Income Taxes).

     7.4. Preparation of Tax Returns.

          (a) Seller will prepare and file (or cause to be prepared and filed) in a timely manner the Income Tax Returns required to be filed by the Company (after giving effect to any valid extensions of the due date for filing any such Income Tax Returns) for any Pre-Closing Periods. Seller will timely pay (or cause to be timely paid) all Income Taxes shown as due and owing on all such Income Tax Returns.

          (b) Buyer will prepare and file (or cause to be prepared and filed) in a timely manner the Income Tax Returns of the Company for the Straddle Period; provided, however, that Buyer shall submit such Income Tax Returns to Seller with a proposed allocation of the Income Taxes in which Seller is responsible pursuant to Section 7.1 with respect to such Straddle Period (the "SELLER'S STRADDLE PERIOD ALLOCATION"), for review and approval, at least 45 days prior to the filing date (after giving effect to any valid extensions). Buyer will be responsible to pay (or cause to be paid) all Income Taxes shown as due and owing by the Company on all such Income Tax Returns. Within 15 days after receipt of the Income Tax Returns relating to a Straddle Period, Seller shall deliver to Buyer written notice of any disagreement with respect to the Income Tax Returns or the calculation of the Seller's Straddle Period Allocation. Buyer and Seller shall attempt to resolve any disputes with respect to such Income Tax Returns or calculations; provided that if they are unable to do so within 15 days after delivery of notice of the disagreement, such disputed items shall be submitted to the Independent Accountant for final determination, which determination shall be binding upon Buyer and Seller. The provisions of Section 2.6(c) shall apply to any dispute which is submitted to the Independent Accountant pursuant to this Section 7.4(b). Seller shall pay to Buyer on or before the date which is the later of three business days before the due date of the final Income Tax Return for the Straddle Period (after giving effect to any valid extensions), or five days after the final determination by the Independent Accountant, the amount of the Income Tax liability for the Straddle Period that Seller is responsible for as determined in Section 7.1 and this Section 7.4(b). Except as otherwise provided in this Section 7.4, Buyer will also prepare and file, or cause to be prepared and filed, any and all other Tax Returns required to be filed by the Company. Buyer will be responsible to pay (or cause to be paid) all Taxes shown as due and owing by the Company on all such Tax Returns. All Tax Returns shall be prepared in a manner consistent with the past practices of the Company and Seller, unless otherwise required by applicable law.

     7.5. Other Covenants.

     Buyer and Seller shall not take, nor shall Buyer cause or permit the Company to take, any action or omit to take any action which could increase the liability of the other party in connection with any Taxes under this Agreement. Neither Buyer nor any Affiliate thereof shall amend, refile or otherwise modify, or cause or permit the Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Pre-Closing Period or Straddle Period without the prior written consent of Seller. Seller shall be entitled to all refunds, if any, attributable to Taxes for any Pre-Closing Period and attributable to Income Taxes listed in Section 7.1, and Buyer shall deliver such refunds to Seller as promptly as possible upon receipt. Buyer shall, if Seller so requests and at Seller's expense, cause the Company to file for and use its reasonable best efforts to obtain and expedite any claim for (and any receipt of) refund to which Seller is entitled to under this Section 7.5.

     7.6. Contests.

          (a) Notice. Buyer will immediately notify Seller in writing of any proposed assessment or claim or the commencement of any audit or administrative or judicial or other Proceeding involving Taxes which, if determined adversely, could result in a liability to Seller under this Agreement or which could cause an adjustment in the Tax liability of Seller or its Affiliates. Seller will immediately notify Buyer in writing of any proposed assessment or claim or the commencement of any audit or administrative or judicial or other Proceeding involving Taxes which, if determined adversely, could affect the determination of Taxes to which the Company may be subject in or for Post-Closing Periods, but only to the extent that Seller is notified thereof. In each case, such notice shall contain factual information to the extent known describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability.

          (b) Pre-Closing Period Contests. In the case of an audit or administrative or judicial or other Proceeding that relates to any Pre-Closing Period, Seller will have the right at its own expense to control the conduct of such audit or Proceeding including settling or compromising the issue or matter. If Seller elects to direct such audit or Proceeding, Seller shall, within thirty (30) days of its becoming aware of any such audit or Proceeding, notify Buyer of Seller's intent to do so, and Buyer shall cooperate and shall cause the Company to fully cooperate, at Seller's expense, in each phase of the audit or Proceeding. If Seller elects not to direct such audit or Proceeding, Buyer or the Company, as applicable, may assume control of such audit or Proceeding (at Buyer's expense); provided, however, in such case, Buyer shall provide Seller with a timely and reasonably detailed account of each phase of the audit or Proceeding, and neither Buyer nor the Company may settle or compromise any asserted liability without the prior written consent of Seller. In any event, Seller may participate, at its own expense, in any audit or Proceeding related to any Pre-Closing Period, and Buyer may participate, at its own expense, in any audit or Proceeding related to any Taxes which could affect the determination of Taxes to which the Company may be subject in or for any Post-Closing Period.

          (c) Straddle Period Contests. In the case of any audit or administrative or judicial Proceeding that relates to any Income Tax for any Straddle Period, Seller may elect to direct and control, through counsel of its own choosing, any audit or Proceeding. If Seller elects to direct such audit or Proceeding, Seller shall, within thirty (30) days of its becoming aware of any such audit or Proceeding, notify Buyer of Seller's intent to do so, and Buyer shall cooperate and shall cause the Company to fully cooperate, at Seller's expense, in each phase of the audit or Proceeding. If Seller elects not to direct such audit or Proceeding, Buyer or the Company, as applicable, may assume control of such audit or Proceeding (at Buyer's expense); provided, however, in such case, Buyer shall provide Seller with a timely and reasonably detailed account of each phase of the audit or Proceeding, and neither Buyer nor the Company may settle or compromise any asserted liability without the prior written consent of Seller. In any event, Seller may participate, at its own expense, in any audit or Proceeding related to a Straddle Period. Except as provided otherwise in this Section 7.6, Buyer will control, at its own expense, any and all audit, administrative and judicial Proceedings related to the Taxes of the Company.

     7.7. Cooperation.

     Seller and Buyer shall provide each other, at no charge, with such cooperation and information as either of them reasonably may request of the other (and Buyer shall cause the Company to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other Proceeding with respect to Taxes. Buyer and Seller shall preserve and cause to be preserved all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period.

     7.8. Payroll Tax.

     Buyer and Seller shall, to the extent that the Company is disregarded for such purposes (with respect to employees of the Company) and to the extent possible, treat Buyer as a

"successor employer" and Seller as a "predecessor," within the meaning of IRC Sections 3121(a)(1) and 3306(b)(1), for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act. Buyer and Seller agree to take all reasonable actions so as to utilize the "Alternate Procedure" described in Section 5 of Revenue Procedure 96-60 if applicable for wage reporting purposes. Each of Buyer and Seller shall cooperate in good faith to adopt similar procedures under applicable state, municipal, county, local, foreign or other laws.

     7.9. Termination of Tax Sharing Agreements.

     All Tax sharing agreements, arrangements, policies and guidelines, whether formal or informal, express or implied, oral or written, to which the Company or Seller is a party and all obligations of the Company thereunder shall be terminated with respect to the Company and applicable to all Post-Closing Periods, and on the Closing Date the Company shall have no further liability or obligations thereunder with respect to all Post-Closing Periods.

     8.   GENERAL PROVISIONS

     8.1. No Reliance on Other Information.

     Except for the representations and warranties contained in this Agreement, neither Seller nor any Representative or Affiliate or other Person acting for any of them makes any other representation or warranty, express or implied, with respect to the Company, its assets, liabilities, business, financial condition or prospects, the Securities, any forecasts or projections provided to Buyer or the execution, delivery or performance by Seller of this Agreement or with respect to the Contemplated Transactions, and Seller hereby disclaims any such representation or warranty, whether oral or written, whether by Seller or any of its Representatives or Affiliates or any other Person. Buyer acknowledges that none of Seller or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company not included in this Agreement or the Disclosure Letter, and neither Seller nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer's use of, any such information (including, without limitation, any brochures, offering memoranda or other publications distributed in connection with the sale of the Securities or in any presentation by the management of the Company and any estimates of anticipated performance of the Company).

     8.2. Expenses.

     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Seller will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement.

     8.3. Public Announcements.

     Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

     8.4. Notices.

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received or refused by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     If to Seller:

          Chas. Levy Company
          1930 George Street
          Melrose Park, IL 60160
          Attention: Barbara L. Kipper
          Facsimile No.: 708-356-3609

     with copies to:

          Chas. Levy Company
          1930 George Street
          Melrose Park, IL 60160
          Attention: General Counsel
          Facsimile No.: 708-356-3609

     and:

          Sonnenschein Nath & Rosenthal LLP
          8000 Sears Tower
          Chicago, Illinois 60606
          Attention: Linda Chaplik Harris
          Facsimile No.: 312-876-7934

     If to Buyer:

          Source Interlink Companies, Inc.
          27500 Riverview Center Blvd.,
          Suite 400
          Bonita Springs, Florida 34134
          Attention: General Counsel
          Facsimile No.: (239) 949-7689

     with a copy to:

          Cohen & Grigsby, P.C.
          11 Stanwix Street, 15th Floor
          Pittsburgh, Pennsylvania 15222
          Attention: Daniel L. Wessels, Esq.
          Facsimile No.: (412) 209-0672

     8.5. Jurisdiction; Service of Process.

     Any action or Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Illinois, County of Cook, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Illinois, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or Proceeding and waives any objection to venue laid therein. Process in any action or Proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     8.6. Further Assurances.

     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     8.7. Waiver.

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     8.8. Entire Agreement and Modification.

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated March 18, 2005) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     8.9. Disclosure Letter.

     In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter, the statements in the Disclosure Letter will control.

     8.10. Assignments, Successors and Third-Party Rights.

     Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer, provided that Buyer shall remain liable for all of its obligations pursuant to this Agreement notwithstanding any such assignment. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as provided in the last sentence of this Section 8.10, (a) nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and
(b) this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns. The Seller Indemnified Persons, the Company Indemnified Persons and the directors, officers, members, managers and Representatives of the Company and Seller, as appropriate, are intended, vested third party beneficiaries with respect to the rights arising under Sections 2.4(d), 5.4, 6.1, 6.2, 6.3 and 6.4 and Article 7, and the Buyer Indemnified Persons are intended, vested third party beneficiaries with respect to the rights arising under Sections 5.2 and
5.3. Anything to the contrary herein notwithstanding, Seller hereby acknowledges and consents to any collateral assignment of Buyer's rights and interest under this Agreement and any Transaction Documents to Buyer's secured lenders.

     8.11. Severability.

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     8.12. Section Headings, Construction.

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. All references to the directors of the Company or Seller shall be deemed also to be references to the managers of the Company or Seller, as applicable.

     8.13. Time of Essence.

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     8.14. Governing Law.

     This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

     8.15. Counterparts.

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     9.   MISCELLANEOUS

     9.1. Release.

     By execution and delivery of this Agreement, Seller for itself and on its behalf and its managers, members, agents, personal representatives, heirs and assigns (collectively, the "RELEASORS"), hereby irrevocably and unconditionally remises, releases and forever discharges the Company and its collective current and former managers, members, directors, officers, shareholders, employees, agents and representatives, together with their successors and heirs (collectively the "RELEASED PARTIES") of and from any and all past, present and future actions, causes of action, suits, debts, charges, complaints, claims, damages, losses, liabilities, obligations, promises, agreements, damages and expenses of any nature whatsoever, in law or in equity, whether known or unknown, actual or potential, arising out of or relating to the activities engaged in by any of the Released Parties prior to the date of this Agreement directly or indirectly relating to the Company's business, operations or management prior to the Closing, except for (a) the Intercompany Debt, (b) any obligations contained in this Agreement or any of the Transaction Documents, (c) any payables in the ordinary course of business owed to LHE, (d) any obligations to any Releasor on account of claims made by any third parties, including, without limitation, any claims by any Releasor for indemnification therefor, (e) any claims under any insurance policy or policies maintained or required to be maintained for the benefit of any Releasor by the Company, including, without limitation, medical, dental, life, accidental death and dismemberment, disability, business travel, general liability, directors and officers, errors and omissions or malpractice insurance, (f) the Company's obligations to pay or provide to any Releasor any accrued but unpaid compensation or any unpaid reimbursements of business expenses incurred by any Releasor, or (g) any obligations owed to any Releasor or on behalf of any Releasor under any employee benefit plan or program maintained by the Company.

                    SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                       BUYER

                                       SOURCE INTERLINK COMPANIES, INC.


                                       By: /s/ S. Leslie Flegel
                                           -------------------------------------
                                       Name: S. Leslie Flegel
                                       Title: Chairman & Chief Executive Officer


                                       SELLER

                                       CHAS. LEVY COMPANY LLC


                                       By: /s/ Barbara L. Kipper
                                           -------------------------------------
                                       Name: Barbara L. Kipper
                                       Title: Chairman

The undersigned, by executing this signature page below, agrees to be bound by the obligations imposed upon her pursuant to Section 6.5.


                                       /s/ Barbara L. Kipper
                                       -----------------------------------------
                                       BARBARA LEVY KIPPER